Exhibit 10.20

AGREEMENT

BETWEEN OWNER AND DESIGN/BUILDER

ON THE BASIS OF A STIPULATED PRICE

THIS AGREEMENT BETWEEN OWNER AND DESIGN/BUILDER ON THE BASIS OF A STIPULATED PRICE (this “Agreement”) is made and entered into this 18th day of April, 2007 by and between Liberty Renewable Fuels, LLC, a Delaware limited liability company (hereinafter called OWNER) and ICM, Inc., a Kansas corporation (hereinafter called DESIGN/BUILDER).

OWNER and DESIGN/BUILDER, in consideration of the mutual covenants hereinafter set forth, agree as follows:

Article 1.    THE PROJECT AND WORK.

1.01. DESIGN/BUILDER shall complete all Work for the Project as specified or indicated in the Contract Documents. The Project is generally described as the design and construction of a dry mill fuel-grade ethanol plant to be located in or near Ithaca, Michigan, as described in more detail in Exhibit A to this Agreement. The Work includes such engineering, labor, materials, and equipment to design, construct, startup and achieve guaranteed performance criteria of a dry mill ethanol plant capable of producing no less than one hundred ten million (110,000,000) gallons per year of denatured fuel-grade alcohol ethanol and no less than three hundred thirty-eight thousand (338,000) tons per year of dry distillers’ grains (with approximately 12% moisture), as set forth in the Contract Documents. A more detailed described of the Work is set forth in the attached Exhibits (other than OWNER’s responsibilities set forth therein).

Article 2.    CONTRACT TIMES.

2.01. Days to Achieve Substantial Completion and Final Payment. The Work will be Substantially Completed within four hundred eighty (480) days after the date when the Contract Times commence to run as provided in paragraph 2.01.A of the General Conditions (as defined in Section 7.01.C.), and completed and ready for final payment in accordance with paragraph 13.08 of the General Conditions within one hundred eighty (180) days after Substantial Completion, unless otherwise provided in the Contract Documents. In no event will DESIGN/BUILDER be required to commission and start-up the Project, including the commencement of water trials and the grinding of corn, within the time period from December 5 to January 5 in any calendar year, and if the Project is ready for commissioning and start-up during such a time period, the number of days within such time period shall not count against the Contract Times for which DESIGN/BUILDER must have the Work completed and ready for final payment in accordance with paragraph 13.08 of the General Conditions.

Article 3.    CONTRACT PRICE.

3.01. OWNER shall pay DESIGN/BUILDER the Contract Price for completion of the Work in accordance with the Contract Documents. The Contract Price may be adjusted as provided by the General Conditions. For all Work, OWNER shall pay to DESIGN/BUILDER a price of One Hundred Thirty-Four Million Dollars ($134,000,000) (the “Contract Price”) which, in this instance, such Contract Price includes all due sales tax. The Contract Price shall be subject to adjustment for the increase or decrease in the cost of stainless steel to be incorporated into the Project in accordance with Exhibit “N” attached hereto.

3.02. The Work to be performed by DESIGN/BUILDER shall not include those items designated as OWNER’s responsibilities in the Contract Documents. Those items designated as OWNER’s responsibilities in the Contract Documents shall include all design, procurement, fabrication, installation and start-up associated with such items. DESIGN/BUILDER acknowledges the document entitled Liberty/Wilcox/ICM Scope of Work attached to that certain agreement between OWNER and Wilcox Design-Build, LLC (hereafter called “Wilcox”) which defines and more specifically delineates the different scope of work responsibilities of OWNER, Wilcox and DESIGN/BUILDER; said document attached hereto and made a part of this Agreement as Exhibit B hereto.

3.03 DESIGN/BUILDER shall provide to OWNER the training described in Exhibit C.

3.04 In accordance with paragraph 5.02 of the General Conditions, DESIGN/BUILDER agrees to maintain the insurance coverages, limits, and deductibles set forth in Exhibit D.

Article 4.    PAYMENT PROCEDURES.

4.01 DESIGN/BUILDER shall submit and OWNER will process Applications for Payment in accordance with Article 13 of the General Conditions and Sections 4.01.A. through C. below.

A. Down Payment. OWNER shall make a down payment of 10% of CONTRACT PRICE to DESIGN/BUILDER, which shall be applied toward and credited to 10% of each progress payment. At the time of execution of the Agreement, OWNER shall pay Five Million Dollars ($5,000,000) of such down payment to DESIGN/BUILDER less any portion of such down payment previously paid by OWNER to DESIGN/BUILDER (exactly $4,250,000 as of this date) under that certain Letter of Intent between the parties, dated July, 19 2006, attached hereto as Exhibit E. Upon delivery of the Notice to Proceed, OWNER shall pay the remaining balance of such down payment to DESIGN/BUILDER.

B. Progress Payments; Retainage. OWNER shall make progress payments on account of the Contract Price on the basis of DESIGN/BUILDER’s Applications for Payment, as provided in this Section 4.01.B. Progress payments shall be due and payable in accordance with 13.04 of the General Conditions. All such payments will be measured by the acceptable Schedule of Values established under paragraph 2.03.A of the General Conditions and attached thereto as Exhibit F.

1. Prior to Substantial Completion, such progress payments will be made in an amount equal to the percentage indicated below, but, in each case, less the aggregate of payments previously made and less such amounts as OWNER may withhold in accordance with paragraph 13.04.B of the General Conditions.

a. Ninety-five percent (95%) of Work completed (with the balance being retainage).

b. Ninety-five percent (95%) (with the balance being retainage) of the cost of materials and equipment not incorporated in the Work (but delivered, suitably stored and accompanied by documentation satisfactory to OWNER as provided in paragraph 13.02.A of the General Conditions).

2. Upon Substantial Completion, payment will be made in an amount sufficient to increase total payments to DESIGN/BUILDER to One Hundred percent (100%) of the Contract Price, less (i) such amounts as OWNER may withhold in accordance with paragraph 13.04.B of the General Conditions, (ii) amounts mutually agreed by the parties for completion of Punch List Items, and (iii) Two Hundred Fifty Thousand Dollars ($250,000). Amounts withheld for Punch List Items shall be paid by OWNER to DESIGN/BUILDER as such Work is completed.

3. Upon successful completion of the seven-day performance test described in Exhibit G, OWNER shall pay DESIGN/BUILDER the Two Hundred Fifty Thousand Dollars ($250,000) retained pursuant to Section 4.01.B.2.(iii) above.

C. Final Payment. OWNER shall pay the remainder of the Contract Price, if any, to DESIGN/BUILDER in accordance with paragraph 13.08 of the General Conditions.

Article 5.    INTEREST.

5.01. All monies not paid when due as provided in Article 13 of the General Conditions shall bear interest at the rate of Ten percent (10.00%) per annum. If it is determined that OWNER incorrectly withheld payment of any disputed payment, then such payment shall bear interest from the date such payment would have otherwise been due until the date actually paid to DESIGN/BUILDER.

Article 6.    DESIGN/BUILDER’S REPRESENTATIONS.

6.01.	DESIGN/BUILDER makes the following representations:

A. DESIGN/BUILDER has examined and carefully studied the Contract Documents listed in Sections 7.01.A through D, and, to the extent prepared (but not yet approved by OWNER) prior to the Effective Date, the documents described in Section 7.01.E.3 and .4.

B. DESIGN/BUILDER is familiar with, is satisfied as to, and shall comply with all federal, state and local Laws and Regulations in existence on the Effective Date and thru Substantial Completion of the Work and thru to the successful completion of a seven day test that may affect cost, progress, performance, furnishing, and completion of the Work in accordance with the Contract Documents.

C. DESIGN/BUILDER is familiar with the work to be performed by OWNER and others at the Site that relates to the Work as indicated in the Contract Documents and the document entitled Liberty/Wilcox/ICM Scope of Work heretofore referenced as Exhibit B.

D. DESIGN/BUILDER has correlated the information known to DESIGN/BUILDER, reports and drawings identified in the Contract Documents, and all additional examinations, investigations, tests, studies and data with the Contract Documents.

E. DESIGN/BUILDER has given OWNER written notice of all conflicts, errors, ambiguities or discrepancies that DESIGN/BUILDER has discovered in the Contract Documents and the written resolution thereof by OWNER is acceptable to DESIGN/BUILDER, and the Contract Documents are sufficient to indicate and convey understanding of all terms and conditions for performance and furnishing of the Work.

F. DESIGN/BUILDER shall perform all design build construction services, and provide all material equipment, tools and labor, necessary to complete the Work described in the Contract Documents.

Article 7.    CONTRACT DOCUMENTS.

7.01. The Contract Documents which comprise the entire agreement between OWNER and DESIGN/BUILDER concerning the Work consist of the following:

A. This Agreement (pages 1 to 6, inclusive).

B. Exhibits to this Agreement (A to N, inclusive), save and except that certain Letter of Intent dated July, 19, 2006 referenced herein as Exhibit E, which has been superseded pursuant to Section 11.06.

C. General Conditions of the Contract Between OWNER and DESIGN/BUILDER (pages 1 to 35, inclusive).

D. Confidentiality Agreement between OWNER and DESIGN/BUILDER dated July 13, 2006 (Exhibit E1 to this Agreement).

E. The following which may be delivered, prepared, or issued after the Effective Date of this Agreement and are not attached hereto.

1. Written Notice to Proceed, in the form substantially similar to Exhibit H attached hereto.

2. All Written Amendments and other documents amending, modifying or supplementing the Contract Documents pursuant to paragraph 3.03.A of the General Conditions.

3. Specifications as defined in paragraph 1.01.A.31 of the General Conditions.

4. Drawings as defined in paragraph 1.01.A.15 of the General Conditions.

7.02. There are no Contract Documents other than those listed above in this Article 7. The Contract Documents may only be amended, modified or supplemented as provided in paragraph 3.03.A of the General Conditions.

Article 8.    NOTICES.

8.01 For purposes of providing notices pursuant to or required by this Agreement or by the Contract Documents, any formal notice required or permitted shall be deemed sufficiently given if said notice is personally delivered, sent by registered or certified mail (return receipt requested) or sent by means of telefacsimile or telecopier, to the party to whom said notice is to be given. Notices delivered in person or sent via telefacsimile or telecopier shall be deemed to be served effective as of the date the notice is delivered or sent, as applicable. Notices sent by registered or certified mail (return receipt requested) shall be deemed to have been served seventy-two (72) hours after the date said notice is postmarked to the addressee, postage prepaid:

On Behalf of OWNER:	On Behalf of DESIGN/BUILDER:

Mr. David Skjaerlund	Mr. Dale Turner
Liberty Renewable Fuels, LLC	ICM, Inc.
P. O. Box 335	P. O. Box 397
Owosso, Michigan 48867	Colwich, Kansas 67030
(989) 743-1042 Office	(316) 796-0900 Office
(989) 743-1032 Facsimile	(316) 796-0570 Facsimile

Article 9.    PROJECT REPRESENTATIVES.

9.01 For purposes of contacting the Project representative of the other party or to gain OWNER or DESIGN/BUILDER approval as may be required from time-to-time under this Agreement or the Contract Documents, and in order to facilitate the fluent and smooth communication between the parties hereto with respect to the development of the subject Project and the Work to be completed hereunder, the following persons are appointed as the Project representatives of OWNER and DESIGN/BUILDER:

Mr. David Skjaerlund Liberty Renewable Fuels, LLC P. O. Box 335 Owosso, Michigan 48867 (989) 743-1042 Office (989) 743-1032 Facsimile Email: DSkjaerlund@libertyrf.com	Mr. Dale Turner ICM, Inc. P. O. Box 397 Colwich, Kansas 67030 (316) 796-0900 Office (316) 796-0570 Facsimile Email: DTurner@ICMINC.com

Article 10.    RESTRICTIVE COVENANT.

10.01 From period beginning July 19, 2006 until the Project and Work is completed and operational, DESIGN/BUILDER warrants and represents that it has not constructed, and hereby covenants that it will not so construct, a dry-grind ethanol plant utilizing DESIGN/BUILDER’s technology within forty (40) miles from the Project Work Site (“Restricted Territory”), and will not provide a license for anyone else to build a plant or any related facility directly or indirectly related to the production of ethanol or any by-product thereof by using DESIGN/BUILDER’s technology within the Restricted Territory during such time period.

Article 11.    MISCELLANEOUS.

11.01. The attached General Conditions of the Contract between OWNER and DESIGN/BUILDER are referred to herein as the General Conditions.

11.02. Terms used in this Agreement which are defined in Article 1 of the General Conditions will have the meanings indicated therein.

11.03. No assignment by a party hereto of any rights under or interests in the Contract Documents will be binding on another party hereto without the written consent of the party sought to be bound, which consent shall not be unreasonably withheld; and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and, unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.

11.04. OWNER and DESIGN/BUILDER each binds itself, its successors, assigns and legal representatives to the other party hereto, its successors, permitted assigns and legal representatives in respect to all covenants, agreements and obligations contained in the Contract Documents.

11.05. Any provision or part of the Contract Documents held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon OWNER and DESIGN/BUILDER, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

11.06. This Agreement shall supersede any prior agreements between the parties hereto (including and without limitation that certain Letter of Intent dated July, 19, 2006 heretofore referenced as Exhibit E hereto), save and except that certain Confidentiality Agreement dated July 13, 2006 heretofore referenced as Exhibit E1 hereto, which is and shall remain in full force and effect.

11.07. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Facsimile signatures of the parties hereto shall be binding.

11.08.	This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Michigan.

11.09.	This Agreement will be effective on date first written above.

IN WITNESS WHEREOF, OWNER and DESIGN/BUILDER have signed this Agreement on the date first written above.

OWNER: Liberty Renewable Fuels, LLC.		DESIGN/BUILDER: ICM, Inc.

By:	/s/ David Skjaerlund	By:	/s/ Dave VanderGriend
Title:	President	Title:	President

Exhibit A

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

General Project Scope:

Construct a no less than 110 million gallon per year (MGY) dry mill fuel-grade ethanol plant located in or near Ithaca, Michigan. The plant will grind approximately 40 million bushels per year to produce approximately 110 MGY of fuel-grade ethanol denatured with five percent gasoline (or a similar product). The plant will also produce not less than 338,000 tons per year of 12% moisture Dry Distillers Grains with Solubles (DDGS), and approximately 295,000 tons per year of raw carbon dioxide (CO2) gas.

OWNER to provide DESIGN/BUILDER a level site (subject to the provisions of Section (1) of Exhibit L) with soil load bearing capacity as specified in Table 1 of Exhibit L.

Ground grain will be mixed in a slurry tank and routed through a working system consisting of a hydroheater, cook tube, and flash tank. The mash will continue through liquefaction and associated heat exchangers to fermentation. Simultaneously, propagated yeast will be added to the mash as the fermenter is filling. After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash.

Alcohol streams are dehydrated in the distillation column, the side stripper and the molecular sieve system. Two hundred proof alcohol is pumped to the tank farm shift tanks and blended with five percent denaturant as the product is being pumped into a final storage tank.

Corn mash from the beer stripper is dewatered by decanter type centrifuge. Wet cake from the centrifuge is conveyed to the wetcake pad or drying system. Water in the thin stillage can be evaporated and recycled by the Bio-Methanation system.

Fresh water for the boilers, cooking and other processes will be obtained from area process wells or city water system that supply the needs of the plant. Boiler water may be conditioned in regenerative softeners will be pumped through a deaerator scrubber and into a deaerator tank. Appropriate boiler chemicals will be added as preheated water is sent to the boiler.

The design includes a compressed air system consisting of compressors, a receiver tank, pre-filter, coalescing filter and air dryer.

The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, distillation, evaporation, centrifuges and other systems. Fifty percent caustic soda is received by truck and stored in a tank. The CIP system uses tanks for receiving, make-up, CIP return and CIP waste which is fed to the methanator. The CIP system includes a CIP Tank, a 50% Caustic tank, and a Waste CIP tank. A screen is used to remove the solids.

Under normal operating circumstances, the Plant will not have any wastewater discharges that have been in contact with corn and sorghum mash, cleaning system or contact process water. A bio-methanator manufactured by DESIGN/BUILDER/Phoenix will reduce the organic acids in process water allowing complete reuse within the Plant and is included in the Contract Price. The Plant will have blowdown discharges from the cooling tower, water softeners, and Reverse Osmosis system. OWNER is responsible for all permits, purchase and installation of pumps, waterline construction, sanitary sewer construction,

Exhibit A-i

necessary to discharge the blowdown from the cooling tower, water softeners, multimedia filters and Reverse Osmosis system.

Carbon Dioxide (CO2) is a co-product of the fermentation process. CO2 is allowed under current Laws and Regulations to be vented to the atmosphere. Installation of a plant or system to capture, clean and compress the CO2 is not included in the Work. OWNER, at its cost, may add a blower, certain associated equipment and piping to move the CO2 from the fermenter to a collection point for sale or further processing.

Most of the processes within the Plant will be computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations all located in the plant control room, which is included in the Contract Price. No workstation is provided for the administrative building or any other location. It is estimated that the system will consist of 200 discrete inputs, 200 discreet outputs, 175 analog inputs and 120 analog outputs. Programmable logic controllers (PLCs) will control certain process equipment.

The Work provided by DESIGN/BUILDER will meet specifications, criteria, and allowances as provided in the Specifications and the Drawings together with all Change Orders subject to the permits and authorizations acquired pursuant to Exhibit L to the Agreement as well as all other applicable Laws and Regulations enacted as of the Effective Date.

Exhibit A-ii

Exhibit B

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

December 2006

Liberty Renewable Fuels

110 MMGPY

LIBERTY Renewable Fuels, LLC

Base Program – Segregation of Responsibilities and Scope of Work

Description	Design Basis	Estimate	Design	Construction	Comments
Outside battery limits

Rough Grading	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	The site including any storm water run-off retention system, will be rough graded to allow final design site elevation +/- 2”. WDB will work with ICM to establish and finalize the elevation requirements. WDB will design and manage the implementation of this scope of work.

Finish Grading	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the elevation requirements. The site will be finish graded to accommodate surface drainage as required for ICM’s design. WDB will design and manage this scope of work.

Seeding and Landscaping	Wilcox DB	Wilcox DB	Wilcox DB	Wilcox DB	An allowance has been established in the program estimate for seeding and landscaping, this scope of work will be designed and implemented by WDB.

Erosion Control	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB, through the site work subcontractor(s), will establish and maintain erosion and dust control during construction period.

Exhibit B-i

Interior Plant Access Roads	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the design of the interior plant and plant access roads. WDB, through its subcontractors will manage the construction and maintenance of the roads during construction period. WDB and ICM will use these roads for access during construction. Installation of the final paving surface will be coordinated between WDB and ICM. The final layer of pavement is scheduled to be installed May or June 2008.

Site Access Roads	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the design of the site access road. WDB will manage the construction and maintenance of the site access road during the construction period. Installation of the final paving surface will be coordinated between WDB and ICM. A second construction entrance will be added off Washington Blvb. West of the main entrance. The final layer of pavement is scheduled May or June 2008.

Washington Road Intersection	Wilcox DB	Wilcox DB	Wilcox DB	Wilcox DB	WDB will design / engineering requirements, review with necessary agencies, assist with grant submittal and contract for improvements.

Rail	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the design of the rail system. WDB will manage the construction of the rail system.

Exhibit B-ii

Water Supply	ICM	Liberty RF By Contracting w/Wilcox DB and ICM	Liberty RF By Contracting w/Wilcox DB and ICM	Liberty RF By Contracting w/Wilcox DB and ICM	ICM will provide the flow rate and quality basis for the process water to be routed to the battery limits. WDB manage the installation of all necessary wells, power, pumps, waterlines, and appurtenances necessary to supply the water from its source to the firewater tank inlet piping (a point approx. 5’ from the tank) ICM will make the necessary connections to the tank, will provide controls of the process water wells from the DCS, and will provide all water piping from that point to the individual water usage points within the battery limits. The cost for the ICM scope of work is not included in the base price, and all costs related to this work will be billed to LIBERTY RF at cost plus 15%. WDB will manage the necessary design and construction of the potable and process water from its source to the CO2 plant (if required) and the administration building.

Water during Construction	ICM	Liberty RF By Contracting w/WDB	Liberty RF By Contracting w/WDB	Liberty RF By Contracting w/WDB	ICM will establish the requirements for temporary water service for the construction purposes and temporary facilities. Temporary water supply to within five (5) feet of any structure and distribution will be managed and constructed by WDB.

Exhibit B-iii

Natural Gas Supply	ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	ICM will provide the natural gas usage requirements for sizing of the natural gas supply. WDB is to install the natural gas supply line routed to a location inside the battery limits specified by ICM, in the general area of the thermal oxidizer and load out flare. WDB will install natural gas line to any future CO2 plant (if required) and the administration building.

Electrical/Power Substation	ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the Electrical and Power Distribution requirements. WDB will complete the design and manage the installation and metering of the main electrical substation which will be located within 500’ of the process building. LIBERTY RF will be responsible for any contracts with the electrical utilities regarding power equipment and/or usage. ICM and WDB will coordinate as to who will be responsible for providing the transformers.

Storm Drainage	Liberty RF By Contracting w/Wilcox DB & ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to finalize the overall design requirements for the storm drainage system. WDB will complete the design and manage the construction of the storm water drainage system as part of rough grading package.

Exhibit B-iv

Sanitary Sewer	ICM and Wilcox DB	Liberty RF By Contracting w/Wilcox DB and ICM	Liberty RF By Contracting w/Wilcox DB and ICM	Liberty RF By Contracting w/Wilcox DB and ICM	WDB will work with ICM to establish and finalize the overall design requirements for the sanitary sewer system including the locations inside the battery limits as specified by ICM. WDB will complete the design and through its subcontractors install all sanitary sewer lines inside the battery limits to the locations as specified by ICM for tie in by ICM. If required, WDB will be responsible for the design and installation of any septic systems and lift stations. ICM to provide size and location of the holding tank for the office trailers, which WDB will install.

Process Sewer	ICM	Liberty RF By Contracting w/ICM	Liberty RF By Contracting w/ICM	Liberty RF By Contracting w/ICM	Waste water from the process (cooling tower blowdown, softener discharge, RO Reject, multimedia backwash) will be discharged from the plant to the location specified in the discharge permit. All labor and materials required to discharge these items will be supplied and installed by ICM. This cost is not included in the base price, and all costs related to this work will be billed to LIBERTY RF at cost plus 15%. LIBERTY RF is responsible for all required permits. ICM to provide routing information for the process sewer lines.

Interconnecting Piperacks	ICM	ICM	ICM	ICM	ICM will design and construct interconnecting pipe racks and piping within the battery limits, including pipe racks to the ethanol storage area, ethanol loading area, ethanol load out flare, the cooling tower and the process water tank. The CO2 line and pipe racks from the scrubber to any future CO2 plant, is to be provided by LIBERTY RF.

Exhibit B-v

Grain Receiving and Storage	ICM, Wilcox DB, LIBERTY RF and Grain Facility Subcontractors	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	ICM, LIBERTY RF, WDB and the Grain Facility Subcontractor will work together to establish scope of work for the grain receiving and storage system. WDB will oversee the completion of the final design and manage the installation of the grain receiving and storage system. ICM will purchase and provide the hammermills to be installed by Liberty RF/WDB. ICM will provide WDB with the design basis for the Grain receiving and storage.

Administration Bldg, Parking and Scales	ICM, Liberty RF and Wilcox, Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	With direction and design basis supplied by ICM, WDB will be responsible for the design and construction of the administration bldg, parking facilities and scales, including all necessary utilities.

DDG Building	ICM, Wilcox DB, LIBERTY RF and Grain Facility Subcontractors	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	ICM, LIBERTY RF, WDB and the Grain Facility Subcontractor will work together to establish scope of work for the DDG Building. ICM will design and install the DDG fill conveyors to and within the DDG storage building. WDB will oversee the completion of the final design and manage the installation of the DDG building, silo, and loadout conveying system. ICM will provide WDB with the design basis for the DDG Building and process layout.

Exhibit B-vi

Inside battery limits

Rough Grading	ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WBD will work with ICM to establish and finalize the site grading requirements for inside of the battery limits, including drainage to any storm water run-off retention system. This work will be completed as part of the overall site grading package to an elevation of +/- 2” of finish grade, this work will be managed by WDB. Any final / finished grading required to meet the finish design elevation will be performed by ICM. Allowable soil bearing pressure of 3000 psf, 4,500 psf at fermenters, 6500 at silos minimum with acceptable settlement is to be provided inside the battery limits to ICM, including all necessary supporting test results. All rough grading and compaction shall be inspected by a licensed professional geotechnical firm and all test results shall be provided to ICM and LIBERTY RF upon project completion. All testing procedures will be pre-approved by ICM.

Finish Grading	ICM	ICM	ICM	ICM	ICM will design and perform finish grading to slope the grade within the battery limits to a storm water drainage system. ICM will design and install the final finished product inside the battery limits, be it stone, seed or other material. This cost is not included in the base price, and all costs related to this work will be billed to LIBERTY RF at cost plus 15%.

Exhibit B-vii

Roads	ICM and Wilcox	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the design of the interior plant access roads and drives. Both WDB and ICM will use the road and access drives during the construction period. WDB will manage the construction and maintenance of the interior roads and access drives through the road subcontractor(s) during the construction period. WDB will be responsible for the installation of the final layer of paving and this will be coordinated between WDB and ICM. The final layer of paving will be coordinated with ICM.

Temporary Facilities	ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	ICM will provide a design layout for the needed temporary facilities including office trailers, parking and equipment storage/laydown. WDB will provide the temporary stone sub-base for this area. WDB will furnish and install temporary infrastructure / utilities typically required for a construction project of this size; electric, water, and a holding tank for the sanitary sewer. ICM will be responsible to acquire their office trailers, etc. Operating expenses will be a direct bill to Liberty RF or ICM.

Natural Gas Supply	ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	ICM will provide the natural gas usage requirements for sizing of the natural gas supply for the ethanol plant. WDB will furnish Natural gas service supply to a location inside the battery limits specified by ICM in the general area of the thermal oxidizer. WDB will design and install the natural gas line and service as required the header to any future CO2 plant and the administration building.

Exhibit B-viii

WDG Handling	ICM	ICM	ICM	ICM	ICM will provide the WDG handling system per standard ICM 110 MMGPY Facility.

Grain Milling and Handling	ICM	ICM	ICM	ICM	ICM is responsible for the specification and purchase of the Hammer Mills, which are to be installed by Liberty RF/WDB. Liberty RF/WDB are responsible for the grain handling dust collection system which must be designed to collect dust from the hammer mills.

Plant & Instrument Air	ICM	ICM	ICM	ICM	ICM is responsible for the compressors and piping for all plant and instrument air required for other elements of ICM’s scope of work. LIBERTY RF will be responsible for any air requirements, including compressors, dryers and piping for all other elements of the work not covered in the ICM scope of work, including any future CO2 plant.

Cook Section/Liquefaction	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of these systems. Per standard ICM 110 MMGPY Facility.

Fermentation Section	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of these systems. Per standard ICM 110 MMGPY Facility.

Distillation/Evaporation Sections	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of these systems. Per standard ICM 110 MMGPY Facility.

Liquid/Solid Separation Section	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of these systems. Per standard ICM 110 MMGPY Facility.

Exhibit B-ix

Evaporation Section	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of these systems. Per standard ICM 110 MMGPY Facility.

Product Storage Section	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of this systems, per standard ICM 110 MMGPY design. The cathotic protection system is not included in the base price, and all costs related to this work will be billed to LIBERTY RF at cost plus 15%. Earthen berms and any required bentonite or synthetic liners are the responsibility of Liberty RF/WDB as part of rough grading scope and will need to be coordinated closely between WDB and ICM.

Boiler/Steam Section	ICM	ICM	ICM	ICM	ICM is responsible for all elements for the purchase, design and construction of this systems, Per ICM 110 MMGPY design. All boiler chemicals required are the responsibility of LIBERTY RF.

Process Building and Energy Center	ICM	ICM	ICM	ICM	ICM will design and construct the process building and energy center including all associated interior equipment, piping, foundations, miscellaneous mechanical equipment, and electrical (ISBL). Four dryers and two TO will be furnished.

Cooling Tower/Water Section	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the purchase, design and construction of this system, Per standard ICM 110 MMGPY design. Tower chemicals are the responsibility of LIBERTY RF.

Exhibit B-x

Power Distribution	ICM	Liberty RF By Contracting w/ICM	Liberty RF By Contracting w/ICM	Liberty RF By Contracting w/ICM	ICM is responsible for the primary voltage distribution from the low side connection points at the substation to the on-site transformers. This includes cables, switchgear and transformers to provide power to the ethanol plant. ICM will provide a transformer, @ 480/277 volts, to supply power to the administration building. LIBERTY RF will be responsible for all wiring for the administration building, and grain handling. LIBERTY RF responsibility shall start at the secondary termination points on the ICM furnished transformer. This cost, of POWER DISTRIBUTION, is not included in the base price, and all costs related to this work will be billed to LIBERTY RF at cost plus fifteen percent (15%)

Exhibit B-xi

Construction Power and Utilities	ICM	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will work with ICM to establish and finalize the requirements and design for the temporary utilities. WDB will design and, manage the installation of all required temporary utilities need for construction. Including, but not limited to, electrical power and site lighting. WDB will manage additions and repairs to these temporary systems for the duration of the project. ICM will provide WDB with the number, and type, of temporary utilities and their location. Installation of temporary utilities should be coordinated by WDB and be installed after the rough grading is completed. The cost’s for this work, including, contracts with utilities, any monthly usage bills, and equipment and labor to install and remove, is the responsibility of LIBERTY RF.

600v equipment within battery limits	ICM	ICM	ICM	ICM	ICM is responsible for the 600v equipment including cables, switchgear, MCC, panel boards, and transformers to provide electric power to the plant areas within the battery limits. The Admin building will be the responsibility of LIBERTY RF and/or it’s subcontractors from the low side (600v) of the corresponding transformer.

Exhibit B-xii

Instrumentation and Controls	ICM	ICM	ICM	ICM	ICM is responsible for the instrumentation and controls within the battery limits including the DCS system and hardware. ICM is responsible for grain handling instruments and controls for the rotary feeders above the hammermills to the ethanol plant. All other grain handling system and DDG loadout instruments and controls and office computers and metworks are the responsibility of LIBERTY RF.

Facility Communications	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	Liberty RF By Contracting w/Wilcox DB	WDB will be responsible for the facility communications including the telephone system and broadband internet access. ICM will help coordinate quantity and locations for installations within the battery limits and any interface with plant equipment. Any required security systems, cameras, wiring, or monitors is the responsibility of WDB working directly with LIBERTY RF. LIBERTY RF must provide a dedicated telephone service and dedicated internet ISP at the server room in the main Process Building as well as the MCC room.

Exhibit B-xiii

Fire Detection, Alarm, and Suppression Systems (need to discuss details w/ICM)	ICM	Liberty RF By Contracting w/Wilcox DB and ICM	Liberty RF By Contracting w/Wilcox DB and ICM	Liberty RF By Contracting w/Wilcox DB and ICM	ICM will be responsible for the diesel fire water pump station and heat and smoke detection in the MCC’s per standard ICM design. WDB will work with ICM to establish and finalize the design and engineering for the fire water loop, valves, hydrants, monitors, deluge requirements, foam etc. required to meet the local fire marshal’s and ICM insurance requirements. WDB will manage the design and construction of the fire water loop, valves, hydrants, monitors. ICM will be responsible for the design and implementation of the balance of the fire detection, alarm and suppression systems. The ICM cost of this work is not included in the base price, and all costs related to this work will be billed to LIBERTY RF at cost plus 15%.

Exhibit B-xiv

Water Treatment	ICM	Liberty RF By Contracting w/ICM	Liberty RF By Contracting w/ICM	Liberty RF By Contracting w/ICM	ICM will provide water quality requirements to US Water Services. LIBERTY is responsible for all costs associated with the water treatment system on site. ICM will purchase and install the equipment and all costs related to this work will be billed to LIBERTY RF at cost plus 15%. The equipment purchased will be based on the water analysis available at the time purchase is required. If final product wells are installed, then the water sample will be obtained from the final production wells and the water treatment equipment will be sized based on this sample. LIBERTY RF is responsible for all water treatment chemicals, start-up chemicals, and spare parts associated with the water treatment system.

Chemical Injection Systems	ICM	ICM	ICM	ICM	ICM is responsible for all elements of the design and construction of these systems. Per standard ICM 110 MMGPY design. Chemicals are the responsibility of LIBERTY RF.

CO2 Scrubber System	ICM	ICM	ICM	ICM	ICM is responsible for the CO2 Scrubber. A tie-in point for the discharge of the CO2 stream to any future CO2 plant will be provided in the general area of the scrubber. Exact location of tie-in point to be specified by ICM. CO2 transformer blower from scrubber to CO2 plant, knock out condenser, controls, purge scrubber, and associated piping is the responsibility of LIBERTY RF.

Emissions and discharge monitoring equipment	Liberty	Liberty	Liberty	Liberty	Liberty will be responsible for providing and installing all required emissions and discharge monitoring equipment.

Exhibit B-xv

Exhibit C

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

DESIGN/BUILDER Training:

The Contract Price includes a commitment by DESIGN/BUILDER to perform certain training for certain personnel of OWNER at OWNER’s ethanol plant, which is located in Ithaca, Michigan.

Employee training will be coordinated by operational personnel of DESIGN/BUILDER with the support of personnel of OWNER on location at OWNER’s ethanol plant. Vendor training will also occur in conjunction with this training. The specific schedule, attendees and training detail will be provided as a Plant start up date is determined.

Such personnel of OWNER will have the opportunity to operate the ethanol plant under the supervision of operators of DESIGN/BUILDER . It is anticipated that personnel participating in such training will include the plant manager, laboratory manager and shift supervisors who will work at the Plant for a period of 1-3 weeks. DESIGN/BUILDER will not charge any fee to OWNER for this startup training and DESIGN/BUILDER will provide all training materials. Expenses for OWNER’s employees such as travel, salaries, rooms and meals of the participants will be the responsibility of OWNER.

Training Course Outline

DESIGN/BUILDER shall provide to OWNER a six week training course for all production employees of the facility, such course beginning on or before six (6) weeks prior to the initial grind date. These six weeks shall be coordinated as follows:

1.	Classroom Training (first week). Each day of this week begins with a two hour safety topic (i.e. lock-out tag-out, confined space, hazard communication, etc.) to expose the employees to safety precautions applicable to the process. The remaining time is dedicated to the chemistry and unit operations used for converting grain to ethanol:

•	cook (liquefaction of starch to dextrin’s)

•	fermentation (conversion of sugar to ethanol and carbon dioxide)

•	distillation/evaporation (separation of ethanol from water and corn solids)

•	centrifugation (concentration of corn solids)

•	dried distiller’s grain dryer systems.

2.	On-Site (non-Owner) Ethanol Plant Training (second week). Employees are sent to an ethanol facility in operation. Each day they receive four hours of classroom training covering the same topics as in week one. They also experience four hours of hands-on learning with the facility’s operators. This exposes them to the duties required of an operator including: sampling, computer operations, key operating parameters, safety concerns and overall plant operations culture.

3.	General Training (third and fourth weeks). Employees are given specific vendor training on topics including but not limited to:

•	enzymes

•	yeast

•	boiler operations

•	water treatment

•	centrifuge operation

Exhibit C-i

•	pump operation

•	instrumentation

•	heat exchangers

•	cooling tower

•	grain handling

•	methanator water treatment.

•	rolling stock

ICM also provides a Process Hazard Analysis review with the plant management team and several operators. This is led by an ICM professional engineer. When no presentations are scheduled, employees are assigned the task of labeling tanks, piping and equipment in order to increase their familiarity with equipment location and piping contents.

4.	On-Site (non-Owner) Ethanol Plant Training – Second Round (fifth week). Employees return to an operating plant. This visit, they are allowed to run the ethanol process while under the plant operator’s supervision.

5.	On-Site – Ithaca, Michigan Ethanol Plant (sixth week). The ICM start up team is on-site to start water trials (this may begin in week five as well). The boiler is started up this week or possibly the week prior under supervision of the manufacturer and boiler inspector. Water is introduced into the first tank in the process and transferred through the piping system in order to test the following:

•	vessel integrity

•	welding quality

•	valve and instrument performance and tuning

•	pump performance

•	vacuum leaks in the distillation system

•	heat exchanger integrity

Steam is introduced into the cook system and evaporator system to test for leaks and expansion joint performance. The cooling tower is filled and circulated as well. Thus, prior to the introduction of grain to the hammer mills, the entire process is brought up to flow, pressure and temperature using water and steam. This not only tests the mechanical integrity of the workmanship but also provides the employees with additional experience operating the control system.

It is recommended plant employees are on the 24 hour coverage schedule to ensure water trials are completed in a timely manner.

In addition, for thirty (30) days after Substantial Completion or until such later date as the facility is operating at full nameplate capacity for a continuous seven (7) day period, DESIGN/BUILDER shall provide on-site technical and operating support. DESIGN/BUILDER shall also provide off-site support for a period of One Hundred Eighty (180) days after Substantial Completion. All of the foregoing services will be at no additional cost to OWNER.

Exhibit C-ii

Exhibit D

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

INSURANCE:

DESIGN/BUILDER’S Employers’ Liability, Business Automobile Liability, and Commercial General Liability policies, as required in General Conditions paragraph 5.02 shall be written with at least the following limits of liability:

1.	Employers’ Liability Insurance

a.	$1,000,000

Bodily Injury by Accident

Each Accident

b.	$1,000,000

Bodily Injury by Disease

Policy Limit

c.	$1,000,000

Bodily Injury by Disease

Each Employee

2.	Business Automobile Liability Insurance

a.	$1,000,000

Each Accident

3.	Commercial General Liability Insurance

a.	$1,000,000

Each Occurrence

b.	$2,000,000

General Aggregate

c.	$2,000,000

Products/Completed

Operations Aggregate

d.	$1,000,000

Personal and Advertising

Injury Limit

4.	Liability Umbrella policy: $4,000,000 (in addition to the underlying limits).

5.	Professional Errors & Omissions policy. $1,000,000 per policy year.

Exhibit D-i

Exhibit E

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

July 19, 2006

Liberty Renewable Fuels, LLC

P.O. Box 335

Owosso, MI 48867

Gentlemen:

This Letter of Intent sets forth our understanding as to the proposed terms upon which Liberty Renewable Fuels, LLC (the “Company”) would retain ICM, Inc., a Kansas corporation (“ICM”), to provide certain services related to the design, construction and start-up of a facility to process corn or grain sorghum into ethanol at a nameplate capacity of one ten hundred million (110,000,000) gallons per year of denatured alcohol to be located in or near Ithaca, Michigan (the “Facility”). This letter is not a binding or legally enforceable agreement. However, the parties agree that the provisions of sections 3-11 are enforceable and binding and that the rights and obligations contained in such sections will inure to the benefit of the parties and their successors and assigns.

The rights and obligations of the parties with respect to the Facility will be set forth in one or more separate agreements to be executed by the parties (the “Definitive Agreement”). The completion of the Definitive Agreement is subject to and contingent upon the parties reaching agreement on the terms and conditions thereof. After this letter of intent is executed by the Company and returned to ICM together with the First Payment set forth in section 6, the parties will enter into good faith negotiations for the preparation of the Definitive Agreement Either party may terminate such negotiations at any time and for any reason.

In connection with this letter of intent and the Definitive Agreement, the parties agree as follows:

Section 1. Scope of Services.

A. Company Provided Services (not ICM’s responsibility). The services to be provided by the Company in connection with the Facility shall include, but not be limited to, the following:

a)	Implement a legal business structure and hold regular meetings for the purpose of developing and operating the Facility.

b)	Development and implementation of a financing strategy for the capital needs of the Facility.

c)	Develop financial options, including associated costs and technical aspects.

d)	Provide credit and rating analyses, submissions, presentations, etc.

e)	Develop a pre-financial close budget and schedule.

f)	Prepare a development business plan.

g)	Negotiate key contracts including insurance, marketing and/or sales contracts.

h)	Provide and/or acquire all other services needed for the design, construction, start-up and/or operation of the Facility not furnished by ICM.

i)	Other items agreed to between the parties.

B. ICM Services. The services to be provided by ICM in connection with the Facility shall include, but may not be limited to, the following:

a)	Preparation of the Definitive Agreement for the design, construction and start-up of the Facility that includes a preliminary schedule.

b)	Assist the Company in the development of a business plan.

c)	Assist the Company with obtaining the financing of the Facility.

d)	Assist the Company in the process of site evaluation and selection.

e)	Assist the Company in all phases of the permitting process including taking a lead role in obtaining all required permits for the design, construction and start-up of the Facility (this service is not included in the compensation set forth in Section 2).

f)	Design, construct and start-up the Facility in accordance with the Definitive Agreement

g)	Other items agreed to in the Definitive Agreement.

ICM will not limit its assistance to the services specifically enumerated above, but will extend its services and assistance as reasonably required and requested by the Company to provide for the successful implementation of the plan of financing and the design, construction and start-up of the Facility.

Section 2. Compensation. For ICM’s services in connection with the design, construction and starting-up of the Facility, the Company shall pay to ICM a fixed amount with periodic payments in an amount to be determined, which may be adjusted to take into account increased costs of materials, equipment, local labor and change orders.

Section 3. Commencement Date. ICM will commence the construction of the Facility by pouring concrete, sometime no later than during the third calendar quarter of 2007, and will work continuously to complete thereafter. The commencement date is contingent upon (i) the completion by the Company of the Phase I Design Obligations set forth on Appendix 1 at least 120 days prior to the date that construction is scheduled, (ii) the completion by the Company of the Phase II Design Obligations set forth on Appendix 2 at least 90 days prior to the date that construction is scheduled, (iii) the First, Second and Third Payments referenced in Section 6 having been paid on the dates when indicated, and (iv) the Definitive Agreement having been executed by no later than the date indicated in Section 6.

Section 4. Change in Compensation and Commencement Date. The foregoing compensation and commencement date are subject to change by ICM if (i) the Company fails to timely execute and return this letter of intent together with the First Payment set forth in section 6, (ii) the Company fails to execute and deliver the Definitive Agreement by the date indicated in Section 6, (iii) the Company fails to make the Second Payment and Third Payment set forth in section 6 within the time frames set forth in Section 6, (iv) the Company fails to complete the Phase I and II Design Obligations (reference Appendices 1 and 2) within the time frames set forth in Section 3 prior to the commencement date, or (v) the Company fails to deliver the notice to proceed and any remaining amount of the down payment required under the Definitive Agreement within the time frame set forth in Section 6.

Section 5. License. The Definitive Agreement will include a license on ICM’s then standard form which authorizes the Company to use the proprietary technology and information of ICM solely in connection with the Company’s ownership and operation of the Facility and which restricts the disclosure of such technology and information. The cost of such license is included in the compensation set forth in section 2.

Section 6. Down Payment. The total down payment is ten percent (10%) of the compensation payable to ICM as follows:

A. Upon execution and delivery of this letter of intent by the Company, the Company shall pay a non-refundable Two Hundred Fifty Thousand Dollars ($250,000) (US) to ICM (“First Payment”) which may be used by ICM to pay any costs and expenses incurred by ICM in connection with any preliminary work for the Facility. ICM shall retain the entire First Payment regardless of whether the Definitive Agreement is entered into or not as liquidated damages for all costs and expenses incurred by ICM with respect to the Company and Facility.

B. Unless provided otherwise in the Definitive Agreement, on or before January 15, 2007, the Company shall pay an additional amount of Two Million Dollars ($2,000,000) (US) to ICM (“Second Payment”) which may be used to place orders for long lead time equipment.

C. Unless provided otherwise in the Definitive Agreement, on or before March 15, 2007, the Company shall pay an additional Two Million Dollars ($2,000,000) (US) to ICM (“Third Payment”) which may be used to continue to place orders for equipment and subcontractors.

D. Unless provided otherwise in the Definitive Agreement, the Company shall pay the remaining amount of the total down upon execution of the Definitive Agreement.

In the event the Definitive Agreement is executed, the First Payment, Second Payment and Third Payment shall be credited toward the compensation and down payment payable to ICM under the Definitive Agreement.

In the event that ICM receives the Second Payment and/or Third Payment as required hereby, but the Definitive Agreement is not entered into, then, within thirty (30) days from receipt of a written request by Company, ICM shall return to the Company an amount equal to the difference between (i) the sum of the Second Payment and, if received, the Third Payment, less (ii) the amount of direct and indirect costs and expenses incurred by ICM through the date of the refund request to acquire equipment for the Facility and the engineering and construction services in connection with its prospective construction of the Facility (regardless of whether such costs and expenses may be passed on to a third party for a later project). For this purpose, engineering services provided by ICM’s in-house personnel shall be calculated by multiplying the number of hours recorded to the Company’s project by such ICM personnel, by the applicable hourly rate set forth on ICM’s then-current external engineering rate schedule. With the refund, ICM shall provide to Company a detailed report of deductions for costs and expenses from the Second Payment and Third Payment.

Section 6A. Definitive Agreement. The Parties shall use their best good faith efforts to sign the Definitive Agreement and deliver the Notice to Proceed to ICM, on or before May 15, 2007. The Parties recognize that if the Definitive Agreement is not executed and Notice to Proceed to ICM not delivered by that date, that the Commencement Date indicated in Section 3 hereof, is not guaranteed by ICM, and the new Commencement Date shall be as ICM advises in its sole discretion.

Section 7. Independent Contractor. ICM is an independent contractor and its employees or agents shall not be considered employees or agents of the Company. ICM and the Company shall not be considered partners, joint venturers or co-investors as a result of this letter of intent or the Definitive Agreement.

Section 8. Confidentiality. Prior to the date hereof, the parties have entered into that certain Confidentiality Agreement dated July 13, 2006 (the “Confidentiality Agreement”). In connection with this letter of intent and the preparation of the Definitive Agreement, ICM may disclose certain proprietary information or technology concerning the design, construction or start-up of an ethanol plant. The Company agrees that the Company’s use and disclosure of such proprietary information or technology shall be governed by the terms and provisions of the Confidentiality Agreement and, if the Definitive Agreement is executed, the license discussed in section 5.

Section 9. Legal and Financial Advice. None of the services contemplated in this letter of intent or the Definitive Agreement shall be construed as or a substitute for legal, investment banking or accountings services.

Section 10. Controlling Law. The laws of the State of Kansas will govern the validity, construction and interpretation of the terms and provisions of this letter of intent and the Definitive Agreement. Any legal action brought to enforce or construe the provisions of this letter of intent or the Definitive Agreement shall be brought in the federal or state courts located in Wichita, Kansas and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts.

Section 11. Expense Reimbursement. The Company agrees to reimburse ICM for all attorneys’ fees and employee time (based upon ICM’s then standard published schedule of hourly rates for employees) incurred in connection with the preparation and negotiation of the Definitive Agreement to the extent the aggregate amount thereof exceeds Thirty Thousand Dollars ($30,000.00).

If the foregoing correctly sets forth our understanding with respect to the proposed services, please sign and return four copies of this letter to us together with the First Payment set forth in section 6 on or before August 1, 2006. Following receipt, ICM will work with you to begin preparation of the Definitive Agreement.

Very truly yours,

ICM, Inc.

By:	/s/ Dave VanderGriend
Dave VanderGriend
Its: President

Duly executed and agreed to this 24 day of July, 2006.

LIBERTY RENEWABLE FUELS, LLC

By:	/s/ David Skjaerlund
David Skjaerlund Its: President

APPENDIX 1

Phase I Design Obligations

Prior to ICM’s commencement of the Phase I Design Package work, the Client shall provide ICM with the following a minimum of 120 days prior to mobilization to the field.

1.	A legal description of the Site

2.	Temporary and permanent easements, zoning, and other requirements and encumbrances affecting land use or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work. These shall be shown on the AutoCAD Survey.

3.	To the extent available, as-built and record drawings of any existing structures at the Site

4.	Environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site

5.	Preliminary rail design approval from Client’s Rail service provider of rail design as prepared by Client's Rail Designer.

6.	Client’s written approval of final site layout including rail design and environmental permitting emission points, construction and permanent access roads.

7.	Review, comment, and written approval of Client’s air permit application.

8.	Topographic Survey to on (1) foot contours including property boundaries and at least two (2) benchmarks including existing service and utility lines. The Survey shall be provided in hard copy and AutoCAD format.

9.	Soil borings logs for all soil borings complete at ICM’s specified locations.

10.	Geotechnical Report regarding subsurface conditions with Client’s Geotechnical ICM’s recommendations from ICM-approved Geotechnical ICM including soil borings, and any other surveys or information available describing other latent or concealed physical conditions at the Site.

11.	Location and form for delivery of temporary electrical service.

12.	On-Site location for Storm Water discharge.

13.	Preliminary NPDES discharge location for water discharges from utility discharges including, but not limited to the Water pre-treatment system, water softeners, and cooling tower blow down and RO reject.

14.	Preliminary indication of source, analysis, and location of Client’s water supply, both potable and process water.

15.	Client’s risk insurance provider’s specific requirements for fire protection or approval to design fire protection to Liberty Insurance standards.

16.	Specific requirements from the local fire chief or state fire marshal for fire protection at the site.

17.	Any special sizing or other requirements for ethanol storage tank farm.

18.	Preliminary location and design of administration building.

19.	Location of gas service to the site.

20.	Location and service information for permanent electrical supply to the plant.

21.	List of contacts (addresses, names, phone #’s) for all utility providers (water, sewer, gas, electric)

22.	Location and type of disposal for sanitary sewer waste.

23.	Written scope of work for grain handling and DDG storage and loadout clearly defining the scope.

24.	Written description of any requested changes/modifications and standards.

Appendix 2

Phase II Design Obligations

Prior to ICM’s commencement of the Phase II Design Package work, the Client shall provide ICM with the following a minimum of 90 days prior to mobilization to the field.

1.	Final location, source and quality of Client’s water supply, (potable and process water)

2.	Off-site utility tie-in locations to within 5 feet from the Process Building or specified location. (this includes, but is not limited to, gas supply, permanent supply, water supply if no on-site wells, on-site or off-site sanitary sewer)

3.	Final NPDES discharge location for Utility Water Blowdown.

4.	An insurance provider to allow the proper positioning and number of required hydrants and hydrants with monitors.

5.	Written Fire chief or State Fire Marshall approval.

6.	Written approval of final rail design from the Clients rail service provider, and copy of final design in AutoCAD.

7.	Final location and design (general arrangement) of the Client’s administration building.

8.	Final water pre-treatment design and operating parameters.

9.	Design and location of sanitary sewer discharge point of septic system.

10.	Final location and general arrangement for any owner’s scope items including grain handling, DDG Storage loadout.

11.	Final design requirements for the tank farm liner.

310 North First Street Colwich, Kansas 67030 Ph: 316.796.0900 Fax: 316.796.0570 www.icminc.com

August 17, 2006

David Skjaerlund, PhD

Liberty Renewable Fuels, LLC

P.O. Box 335

Owosso, MI 48867

Re:	Addendum to Letter of Intent

Reference is made to the certain Letter of Intent, dated July 19,2006, between ICM, Inc. and Liberty Renewable Fuels, LLC. Please accept this letter as an addendum to the Letter of Intent.

The following section shall be added to the Letter of Intent as Section 12:

Section 12: Restrictive Covenant. From the execution of the Letter of Intent until the Facility is completed and operational, ICM agrees that it will not construct a dry-grind ethanol plant utilizing ICM technology within forty (40) miles from the Facility site located near Ithaca, Michigan (“Restricted Territory”), and will not provide a license for anyone else to build a plant using ICM technology within the Restricted Territory during such time period. The definitive agreement shall contain a similar provision. The provisions of this Section 12 shall be binding.

If the foregoing correctly sets forth our understanding with respect to the proposed services, please sign and return four copies of this letter to us

Very truly yours,

/s/ Brian Burns
Brian Burns
General Counsel
bburris@icminc.com

BB:SJF

Duly executed and agreed to this 22 day of August, 2006.

LIBERTY RENEWABLE FUELS, LLC

By:	/s/ David Skjaerlund
David Skjaerlund
Its:

Exhibit E1

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

MUTUAL CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”), effective the 13th day of July, 2006 (“Effective Date”), is made by and between Liberty Renewable Fuels, LLC, a Delaware limited liability company with its principal place of business at P.O. Box 335, Owosso, MI 48867 (hereinafter the “Company”) and ICM, Inc., a Kansas corporation with its principal place of business at 310 N. First Street, Colwich, KS 67030 (hereinafter “ICM”). ICM and Company are collectively referred to herein as “Parties,” in singular or plural usage, as required by context.

Purpose of This Agreement

The purpose of this Agreement is to allow the Parties to discuss a potential strategic business relationship in the ethanol industry (the “Project”) and to protect the confidential nature of certain information that may be provided by ICM to the Company or by the Company to ICM as part of such discussions. In order to facilitate the discussions contemplated hereunder, the Parties agree that each may receive (the “Receiving Party”) from the other (the “Disclosing Party”) certain information that is proprietary, secret, and confidential, and that such information will be disclosed by the Disclosing Party to the Receiving Party only on the terms and conditions contained herein. Nothing in this Agreement shall be construed or interpreted as requiring either Party to disclose any Confidential Information to the other Party.

Definition of Confidential Information

“Confidential Information” shall mean any and all business, technical, and financial information disclosed or submitted by a Disclosing Party to a Receiving Party, whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly and in whatever form or medium. Confidential Information disclosed orally shall be reduced to written, electronic or other format and identified as such by the Disclosing Party within ten (10) days after such disclosure. Confidential Information may include, by way of example, but without limitation, data, materials, products, technology, specifications, manuals, formulae, equipment, business strategies, business plans, marketing plans, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the Disclosing Party.

Confidential Information shall not include information that: (a) is in the public domain prior to disclosure by the Disclosing Party to the Receiving Party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the Receiving Party or any third party; or (c) is lawfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party, if such prior possession can be documented by the Receiving Party through written records that were in existence prior to such disclosure. Confidential Information shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

Obligations of Protection

The Receiving Party acknowledges and agrees that all of the Confidential Information it receives from the Disclosing Party is confidential and proprietary to the Disclosing Party, and the Receiving Party agrees to hold the same in strictest confidence and take proper and appropriate steps, at all times, to protect the Disclosing Party’s Confidential Information. The Receiving Party shall not reproduce, summarize or otherwise disclose the Disclosing Party’s Confidential Information except to its employee(s) and/or agent(s) who are directly involved with the Project and have a specific need to know the Confidential Information, and even then only to such extent as is necessary and essential for such employee’s or agent’s involvement in evaluating the Project. The Receiving Party shall inform such employee(s) and agent(s) of the confidential nature of such information and cause all such employee(s) and agent(s) to agree in writing to abide by all of the terms of this Agreement to the same extent as the Receiving Party. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of this Agreement by the Receiving Party, its employees or agents, and shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of its Confidential Information and prevent its further unauthorized use. In all events, the Receiving Party shall be fully liable for any breach of this Agreement by its employees or agents.

Obligations of Non-disclosure

Except as provided in this Agreement, the Receiving Party shall not duplicate, reproduce, summarize or otherwise disclose the Disclosing Party’s Confidential Information to any person without prior express written consent of the Disclosing Party or unless required by law or court order. If the Receiving Party is required by law or court order to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall furnish only such portion of the Disclosing Party’s Confidential Information as it is legally compelled to disclose and will exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, no Confidential Information of the Disclosing Party shall be disclosed pursuant to this paragraph until thirty (30) days after the Receiving Party has provided the Disclosing Party with written notice of its intent to disclose, along with the asserted grounds for disclosure, so that the Disclosing Party can seek an appropriate protective order or other relief,

Authorized Use of Confidential Information

Confidential Information of a Disclosing Party will be used by the Receiving Party only in connection with the discussions contemplated by this Agreement; no other use will be made of it by the Receiving Party, it being recognized that the Disclosing Party has reserved all rights to the Disclosing Party’s Confidential Information not expressly granted herein. Without limiting the generality of the foregoing, the Receiving Party agrees that it will not directly or indirectly use the

2

Disclosing Party’s Confidential Information for commercial gain or for any purpose other than evaluation of the Confidential Information in connection with the Project. Confidential Information may pertain to prospective or unannounced products. The Receiving Party agrees not to use any of the Disclosing Party’s Confidential Information as a basis upon which to develop, or have a third party develop, a competing or similar product, without the express prior written consent of the Disclosing Party.

All documents containing Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party at all times. Upon the request of the Disclosing Party, the Receiving Party shall return all Confidential Information received from the Disclosing Party in whatever format, whether written or electronic, including any and all copies or reproductions of such Disclosing Party’s Confidential Information, within ten (10) days of receiving such request. The Receiving Party shall also return any Confidential Information that was disclosed by the Disclosing Party visually or orally but was reduced to written, electronic or other format by the Receiving Party, or at the Receiving Party’s direction. Upon being requested to return the Confidential Information to the Disclosing Party, the Receiving Party shall permanently delete all such Confidential Information of the Disclosing Party from the Receiving Party’s computer hard drives and any other electronic storage medium (including any backup or archive system). At the Receiving Party’s option, any documents or other information created by the Receiving Party, or at its direction, which may contain or be derived from the Disclosing Party’s Confidential Information (“Receiving Party’s Work Product”) may be destroyed by the Receiving Party, rather than being delivered to the Disclosing Party. In such event, the Receiving Party, within ten (10) days of receiving the request to return all Confidential Information as described above, shall deliver to the Disclosing Party a written certificate, which certifies that the Receiving Party’s Work Product, and all copies thereof, have been destroyed.

Continuing Obligation

The Receiving Party’s obligations under this Agreement, including but not limited to its obligations not to disclose or use the Disclosing Party’s Confidential Information and its obligation to return all such Confidential Information to the Disclosing Party, shall continue even after the Disclosing Party’s Confidential information is returned to the Disclosing Party, Such obligations shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures, whether initiated by or against the Receiving Party, nor by the rejection of any agreement between the Parties by a trustee of the Receiving Party in bankruptcy, or by the Receiving Party as a debtor-in-possession or the equivalent of any of the foregoing under local law.

Ownership of Confidential Information

The purpose of this Agreement is for the evaluation of the Project and not for development of the Project, transfer or materials, or the conception of inventions. Should the Parties choose to pursue such activities, the Parties agree to draft a subsequent written agreement for such activities.

Except for the right to use the Disclosing Party’s Confidential Information to evaluate the Project as provided herein, no right, title or interest is granted or conferred by the Disclosing Party to the Receiving Party in the Disclosing Party’s Confidential Information, by license or otherwise.

3

Notice

Any notice required by this Agreement, or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services. Such notice shall be addressed as follows:

If to ICM:

ICM, Inc.

310 N. First Street

Colwich, Kansas 67030

If to the Company:

Liberty Renewable Fuels, LLC

Attn: David Skjacrlund, President

P. O. Box 335

Owosso, MI 48867

General Provisions

This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas (notwithstanding conflict of laws) and the Parties hereby submit to exclusive jurisdiction and venue in the state and federal courts located in Wichita, Kansas for purposes of interpretation, validity, and enforcement of the terms of this Agreement. The Parties agree not to bring any action or proceeding arising out of or relating to this Agreement in any other forum. The Parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding brought in such courts and waives any bond, surety, or other security that might be required of a Party with respect to any such action or proceeding. The Parties acknowledge and agree that in the event of any breach or threatened breach of this Agreement by a Receiving Party or its employees or agents, a Disclosing Party will be irreparably and immediately harmed and unable to be made whole by monetary damages. The Parties agree that, in addition to any other remedy to which a Disclosing Party may be entitled in law or equity, such Disclosing Party will be entitled to an injunction or injunctions against the Receiving Party to remedy breaches or threatened breaches of this Agreement and/or to compel specific performance of the Receiving Party’s obligations under this Agreement. The Receiving Party shall indemnify and hold the Disclosing Party harmless against any loss, cost, damage, or expense, including reasonable attorneys’ fees, suffered by the Disclosing Party as a result of the breach of this Agreement by the Receiving Party or any of its employees or agents.

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent may be withheld in such other Party’s sole discretion. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

Failure to enforce any provisions of this Agreement shall not constitute a waiver of any of the terms or conditions hereof. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable. If any term of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms of this

4

Agreement shall constitute their agreement with respect to the subject matter hereof, and all of its remaining terms shall remain in full force and effect.

This Agreement constitutes the entire Agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. No amendment, modification, or waiver of the terms of this Agreement shall be binding unless placed in writing and duly executed by the Parties.

The Parties, through their authorized representatives, hereby agree to the terms and conditions of this Agreement on this 13 day of July, 2006.

Liberty Renewable Fuels, LLC		ICM, Inc.

By:	/s/ David Skjaerlund	By:	/s/ Brian Burris
Name: David Skjaerlund		Name: Brian Burris
Title: President		Title: General Counsel
Date: 7/13/06		Date: 7/13/06

5

Exhibit F

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

PLANT NAME	MAJOR EQUIPMENT VALUES PER PAYMENT TERMS	Application Number	CONTRACT
Liberty Renewable Fuels, LLC
110 MMGY
Ethanol Production Facility		Period To:	NA
ICM Project No. G345

Tag Number	Description	Participating Contract Price	Non-Participating Contract Price	x	Issue P.O. (10%)	x	Vendor Drawings (30%)	x	Ready for Shipment (55%)	x	Deliver to Site (5%)	Total Participating	Total Non- Participating	Total
PK-11901	BLDG LOUVER PKG	$—	$50,000		$—		$—		$—		$—	$—	$—	$—
PK-1300	HAMMER MILL PKG	$—	$429,417		$—		$—		$—		$—	$—	$—	$—
EP-2101	COOK WATER PRE-HEATER	$—	$31,663		$—		$—		$—		$—	$—	$—	$—
PC-2101	COOK WATER PUMP	$—	$13,062		$—		$—		$—		$—	$—	$—	$—
PK-2201	BLENDER FEED SCREW & SLURRY BL. PKG	$—	$110,000		$—		$—		$—		$—	$—	$—	$—
AT-2203	SLURRY #1 AGITATOR	$—	$28,272		$—		$—		$—		$—	$—	$—	$—
PC-2203	SLURRY #1 PUMP	$—	$15,994		$—		$—		$—		$—	$—	$—	$—
AT-2204	SLURRY #2 AGITATOR	$—	$33,799		$—		$—		$—		$—	$—	$—	$—
PC-2204	SLURRY #2 PUMP	$—	$19,015		$—		$—		$—		$—	$—	$—	$—
AT-2301	COOK TUBE #1 AGITATOR	$—	$32,386		$—		$—		$—		$—	$—	$—	$—
JE-2301	HYDROHEATER	$—	$97,780		$—		$—		$—		$—	$—	$—	$—
AT-2302	COOK TUBE #2 AGITATOR	$—	$32,386		$—		$—		$—		$—	$—	$—	$—
PC-2304	FLASH VESSEL PUMP	$—	$16,603		$—		$—		$—		$—	$—	$—	$—
AT-2401	LIQUIFACTION TANK #1 AGITATOR	$—	$76,567		$—		$—		$—		$—	$—	$—	$—
PC-2402	LIQUIFACTION PUMP #1	$—	$30,183		$—		$—		$—		$—	$—	$—	$—
AT-2402	LIQUIFACTION TANK #2 AGITATOR	$—	$76,567		$—		$—		$—		$—	$—	$—	$—
PC-2403	LIQUIFACTION PUMP #2	$—	$30,183		$—		$—		$—		$—	$—	$—	$—
PC-2410	YEAST FEED PUMP	$—	$8,390		$—		$—		$—		$—	$—	$—	$—
PC-2801	ALPHA AMYLASE MIX PUMP	$—	$8,123		$—		$—		$—		$—	$—	$—	$—
PG-2805	SLURRY ENZYME PUMP #1	$—	$3,582		$—		$—		$—		$—	$—	$—	$—
PG-2806	SLURRY ENZYME PUMP #2	$—	$3,582		$—		$—		$—		$—	$—	$—	$—
PG-2807	SWING ENZYME PUMP	$—	$3,582		$—		$—		$—		$—	$—	$—	$—

Exhibit F-i

PC-2811	GLUCO AMYLASE MIX PUMP	$—	$8,123	$—	$—	$—	$—	$—	$—	$—
PG-2815	GLUCO ENZYME PUMP #1	$—	$2,997	$—	$—	$—	$—	$—	$—	$—
PG-2816	GLUCO ENZYME PUMP #2	$—	$2,997	$—	$—	$—	$—	$—	$—	$—
PG-2817	YEAST ENZYME PUMP	$—	$2,997	$—	$—	$—	$—	$—	$—	$—
PC-2831	BLEND PUMP	$—	$5,723	$—	$—	$—	$—	$—	$—	$—
AT-3110	FERMENTER #1 AGITATOR	$—	$77,454	$—	$—	$—	$—	$—	$—	$—
EP-3110	FERMENTER #1 COOLER	$—	$59,624	$—	$—	$—	$—	$—	$—	$—
PC-3110	FERMENTER #1 PUMP	$—	$25,283	$—	$—	$—	$—	$—	$—	$—
AT-3120	FERMENTER #2 AGITATOR	$—	$77,454	$—	$—	$—	$—	$—	$—	$—
EP-3120	FERMENTER #2 COOLER	$—	$59,624	$—	$—	$—		$—	$—	$—
PC-3120	FERMENTER #2 PUMP	$—	$25,283	$—	$—	$—	$—	$—	$—	$—
AT-3130	FERMENTER #3 AGITATOR	$—	$77,454	$—	$—	$—	$—	$—	$—	$—
EP-3130	FERMENTER #3 COOLER	$—	$59,624	$—	$—	$—	$—	$—	$—	$—
PC-3130	FERMENTER #3 PUMP	$—	$25,283	$—	$—	$—	$—	$—	$—	$—
AT-3140	FERMENTER #4 AGITATOR	$—	$77,454	$—	$—	$—	$—	$—	$—	$—
EP-3140	FERMENTER #4 COOLER	$—	$59,624	$—	$—	$—	$—	$—	$—	$—
PC-3140	FERMENTER #4 PUMP	$—	$25,283	$—	$—	$—	$—	$—	$—	$—
PC-3150	FERMENTER DRAIN PUMP #1	$—	$8,424	$—	$—	$—	$—	$—	$—	$—
PC-3155	FERMENTER DRAIN PUMP #2	$—	$8,424	$—	$—	$—	$—	$—	$—	$—
AT-3210	FERMENTER #5 AGITATOR	$—	$77,454	$—	$—	$—	$—	$—	$—	$—
EP-3210	FERMENTER #5 COOLER	$—	$59,624	$—	$—	$—	$—	$—	$—	$—
PC-3210	FERMENTER #5 PUMP	$—	$25,283	$—	$—	$—	$—	$—	$—	$—
AT-3220	FERMENTER #6 AGITATOR	$—	$77,459	$—	$—	$—	$—	$—	$—	$—
EP-3220	FERMENTER #6 COOLER	$—	$59,624	$—	$—	$—	$—	$—	$—	$—
PC-3220	FERMENTER #6 PUMP	$—	$25,194	$—	$—	$—	$—	$—	$—	$—
AT-3230	FERMENTER #7 AGITATOR	$—	$77,454	$—	$—	$—	$—	$—	$—	$—
EP-3230	FERMENTER #7 COOLER	$—	$59,624	$—	$—	$—	$—	$—	$—	$—
PC-3230	FERMENTER #7 PUMP	$—	$25,283	$—	$—	$—	$—	$—	$—	$—
PC-3250	FERMENTER DRAIN PUMP #3	$—	$8,424	$—	$—	$—	$—	$—	$—	$—
PC-3255	FERMENTER DRAIN PUMP #4	$—	$8,424	$—	$—	$—	$—	$—	$—	$—
AT-3501	BEER WELL AGITATOR	$—	$91,502	$—	$—	$—	$—	$—	$—	$—
PC-3501	BEER WELL DISCHARGE PUMP	$—	$16,966	$—	$—	$—	$—	$—	$—	$—
EP-3601	YEAST TANK #1 COOLER	$—	$13,727	$—	$—	$—	$—	$—	$—	$—
PC-3601	YEAST TANK #1 PUMP	$—	$6,998	$—	$—	$—	$—	$—	$—	$—
EP-3602	YEAST TANK #2 COOLER	$—	$13,727	$—	$—	$—	$—	$—	$—	$—

Exhibit F-ii

PC-3602	YEAST TANK #2 PUMP	$—	$6,998	$—	$—	$—	$—	$—	$—	$—
PC-3801	CO2 SCRUBBER BOTTOMS PUMP	$—	$7,373	$—	$—	$—	$—	$—	$—	$—
PK-3801	CO2 SCRUBBER INTERNALS PACKAGE	$—	$69,000	$—	$—	$—	$—	$—	$—	$—
EP-2112	METHANATOR COOLER	$10,899	$—	$—	$—	$—	$—	$—	$—	$—
PC-2112	METHANATOR FEED PUMP	$7,638	$—	$—	$—	$—	$—	$—	$—	$—
PC-4101	EVAP #1 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4102	EVAP #2 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4103	EVAP #3 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4104	EVAP #4 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4110	STEAM COND. RECIEVER PUMP	$8,408	$—	$—	$—	$—	$—	$—	$—	$—
PC-4201	EVAP #5 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4202	EVAP #6 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4203	EVAP #7 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4204	EVAP #8 PUMP	$24,080	$—	$—	$—	$—	$—	$—	$—	$—
PC-4210	PROCESS COND. RECIEVER PUMP	$8,408	$—	$—	$—	$—	$—	$—	$—	$—
PC-4215	SYRUP DRAW PUMP	$8,361	$—	$—	$—	$—	$—	$—	$—	$—
PC-6101	CENTRIFUGE FEED PUMP	$14,493	$—	$—	$—	$—	$—	$—	$—	$—
AT-6101	WHOLE STILLAGE AGITATOR	$54,807	$—	$—	$—	$—	$—	$—	$—	$—
PC-6215	CENTRATE #1 PUMP	$8,357	$—	$—	$—	$—	$—	$—	$—	$—
PC-6315	CENTRATE #2 PUMP	$8,357	$—	$—	$—	$—	$—	$—	$—	$—
PC-6801	EVAP FEED PUMP	$8,357	$—	$—	$—	$—	$—	$—	$—	$—
PG-6810	A&B DRYER SYRUP PUMP	$21,794	$—	$—	$—	$—	$—	$—	$—	$—
AT-6810	SYRUP TANK AGITATOR	$31,452	$—	$—	$—	$—	$—	$—	$—	$—
PG-6815	C&D DRYER SYRUP PUMP	$21,794	$—	$—	$—	$—	$—	$—	$—	$—
PC-4217	DRAIN PUMP	$—	$8,044	$—	$—	$—	$—	$—	$—	$—
PC-4401	BEER BOTTOMS PUMP	$—	$16,132	$—	$—	$—	$—	$—	$—	$—
PK-4401	BEER COLUMN INTERNALS PACKAGE	$—	$170,851	$—	$—	$—	$—	$—	$—	$—
PK-4412	SIDE STRIPPER INTERNALS PACKAGE	$—	$36,128	$—	$—	$—	$—	$—	$—	$—
PC-4412	SIDE STRIPPER PUMP	$—	$8,949	$—	$—	$—	$—	$—	$—	$—
ET-4501	190 PROOF VACUUM COND.	$—	$519,184	$—	$—	$—	$—	$—	$—	$—
PC-4501	RECITIFIER BOTTOMS PUMP	$—	$7,064	$—	$—	$—	$—	$—	$—	$—
PK-4501	RECTIFIER INTERNALS PACKAGE	$—	$435,000	$—	$—	$—	$—	$—	$—	$—
EP-4502	VENT CONDENSER #1	$—	$36,139	$—	$—	$—	$—	$—	$—	$—
EP-4503	VENT CONDENSER #2	$—	$36,139	$—	$—	$—	$—	$—	$—	$—
PC-4505	REFLUX PUMP	$—	$9,530	$—	$—	$—	$—	$—	$—	$—

Exhibit F-iii

PD-4508	FUSEL DRAW PUMP	$—	$1,731	$—	$—	$—	$—	$—	$—	$—
PV-4512	VACUUM PUMP #1	$—	$54,244	$—	$—	$—	$—	$—	$—	$—
PV-4513	VACUUM PUMP #2	$—	$54,244	$—	$—	$—	$—	$—	$—	$—
PK-4601	MOLECULAR SIEVE BEAD PACKAGE	$—	$785,000	$—	$—	$—	$—	$—	$—	$—
EP-4604	REGEN CONDENSER #1	$—	$38,594	$—	$—	$—	$—	$—	$—	$—
EP-4608	REGEN COOLER	$—	$9,565	$—	$—	$—	$—	$—	$—	$—
PC-4608	REGEN PUMP #1	$—	$7,779	$—	$—	$—	$—	$—	$—	$—
PC-4609	REGEN PUMP #2	$—	$7,779	$—	$—	$—	$—	$—	$—	$—
PC-4613	200 PROOF PRODUCT PUMP	$—	$6,910	$—	$—	$—	$—	$—	$—	$—
EP-4613	SIEVE FEED ECON.	$—	$16,062	$—	$—	$—	$—	$—	$—	$—
EP-4614	200 PROOF COOLER	$—	$14,788	$—	$—	$—	$—	$—	$—	$—
ET-4620	SIEVE VAPORIZER	$—	$203,315	$—	$—	$—	$—	$—	$—	$—
EP-4704	REGEN CONDENSER #2	$—	$38,594	$—	$—	$—	$—	$—	$—	$—
PK-8401	FLOATING ROOF PACKAGE	$—	$410,000	$—	$—	$—	$—	$—	$—	$—
PC-8401	SIEVE FEED PUMP	$—	$8,302	$—	$—	$—	$—	$—	$—	$—
PK-8402	TANK FARM VALVE & VENT PACKAGE	$—	$143,520	$—	$—	$—	$—	$—	$—	$—
PC-8403	ETHANOL TRANSFER PUMP	$—	$9,131	$—	$—	$—	$—	$—	$—	$—
PG-8411	FUEL ADDITIVE PUMP	$—	$3,164	$—	$—	$—	$—	$—	$—	$—
PG-8414	DENATURANT PUMP	$—	$8,574	$—	$—	$—	$—	$—	$—	$—
PC-8422	ETHANOL LOADOUT PUMP	$—	$19,872	$—	$—	$—	$—	$—	$—	$—
PK-8600	ETHANOL LOADOUT PACKAGE	$—	$318,570	$—	$—	$—	$—	$—	$—	$—
PG-8610	DENATURANT UNLOADING PUMP - RAIL	$—	$17,867	$—	$—	$—	$—	$—	$—	$—
PG-8620	DENATURANT UNLOADING PUMP - TRUCK	$—	$17,867	$—	$—	$—	$—	$—	$—	$—
PK-8801	LOADOUT FLARE PACKAGE	$—	$131,238	$—	$—	$—	$—	$—	$—	$—
PK-9102	DEAERATOR PACKAGE	$—	$235,000	$—	$—	$—	$—	$—	$—	$—
PC-9103	BOILER FEED PUMP #1	$—	$15,000	$—	$—	$—	$—	$—	$—	$—
PC-9105	BOILER FEED PUMP #3	$—	$15,000	$—	$—	$—	$—	$—	$—	$—
PC-9104	BOILER FEED PUMP #2	$—	$15,000	$—	$—	$—	$—	$—	$—	$—
PC-9451	DA COIL #1 RECIRC PUMP	$—	$1,953	$—	$—	$—	$—	$—	$—	$—
PC-9461	DA COIL #2 RECIRC PUMP	$—	$1,953	$—	$—	$—	$—	$—	$—	$—
EF-9501	DRYER BLDG STEAM HTR #1	$2,505	$—	$—	$—	$—	$—	$—	$—	$—
EF-9502	DRYER BLDG STEAM HTR #2	$2,505	$—	$—	$—	$—	$—	$—	$—	$—
EF-9503	DRYER BLDG STEAM HTR #3	$2,505	$—	$—	$—	$—	$—	$—	$—	$—
EF-9504	DRYER BLDG STEAM HTR #4	$2,505	$—	$—	$—	$—	$—	$—	$—	$—
EF-9505	EVAP AREA STEAM HTR	$2,505	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit F-iv

EF-9506	METH AREA STEAM HTR	$2,505	$—	$—	$—	$—	$—	$—	$—	$—
EF-9507	COOK AREA STEAM HTR	$—	$2,505	$—	$—	$—	$—	$—	$—	$—
EF-9508	FERM AREA STEAM HTR #1	$—	$2,505	$—	$—	$—	$—	$—	$—	$—
EF-9509	FERM AREA STEAM HTR #2	$—	$2,505	$—	$—	$—	$—	$—	$—	$—
EF-9510	MAINT BAY STEAM HTR	$—	$2,505	$—	$—	$—	$—	$—	$—	$—
PC-9801	COOLING TOWER PUMP #1	$—	$106,631	$—	$—	$—	$—	$—	$—	$—
PC-9802	COOLING TOWER PUMP #2	$—	$106,631	$—	$—	$—	$—	$—	$—	$—
PC-9803	COOLING TOWER PUMP #3	$—	$106,631	$—	$—	$—	$—	$—	$—	$—
PC-9804	COOLING TOWER PUMP #4	$—	$106,631	$—	$—	$—	$—	$—	$—	$—
PK-9906	CHILLER PACKAGE	$—	$482,890	$—	$—	$—	$—	$—	$—	$—
PC-9906	CHILLER PUMP	$—	$22,301	$—	$—	$—	$—	$—	$—	$—
PK-10201	SAFETY SHOWER, EYEWASH PACKAGE	$—	$25,047	$—	$—	$—	$—	$—	$—	$—
PC-10411	R.O. PRODUCT PUMP	$—	$11,040	$—	$—	$—	$—	$—	$—	$—
PC-10701	PROCESS SUMP PUMP #1	$—	$10,943	$—	$—	$—	$—	$—	$—	$—
PC-10702	PROCESS SUMP PUMP #2	$—	$10,943	$—	$—	$—	$—	$—	$—	$—
PD-10704	DISTILATION SUMP	$—	$2,374	$—	$—	$—	$—	$—	$—	$—
PC-10711	DRYER AREA SUMP	$10,943	$—	$—	$—	$—	$—	$—	$—	$—
PD-10721	TANK FARM SUMP	$—	$2,374	$—	$—	$—	$—	$—	$—	$—
PK-11101	PLANT AIR PACKAGE	$—	$80,379	$—	$—	$—	$—	$—	$—	$—
PK-11201	AIR STATIONS PACKAGE	$—	$25,000	$—	$—	$—	$—	$—	$—	$—
PC-11405	PROCESS WATER PUMP	$—	$11,040	$—	$—	$—	$—	$—	$—	$—
PC-12101	50% NaOH PUMP	$—	$7,478	$—	$—	$—	$—	$—	$—	$—
PK-12101	CIP SCREEN	$—	$69,955	$—	$—	$—	$—	$—	$—	$—
PC-12111	C.I.P.S. PUMP	$—	$12,602	$—	$—	$—	$—	$—	$—	$—
ET-12111	CIP HEATER	$—	$20,797	$—	$—	$—	$—	$—	$—	$—
PC-12112	C.I.P.F. PUMP	$—	$10,746	$—	$—	$—	$—	$—	$—	$—
PC-12121	WASTE NaOH PUMP	$—	$5,345	$—	$—	$—	$—	$—	$—	$—
PD-12131	NaOH DIKE SUMP PUMP	$—	$2,316	$—	$—	$—	$—	$—	$—	$—
PC-12301	ACID WASH PUMP	$—	$9,867	$—	$—	$—	$—	$—	$—	$—
PK-12400	AMMONIA PACKAGE	$—	$60,030	$—	$—	$—	$—	$—	$—	$—
PG-12501	H2SO4 LIQ ACID	$—	$9,120	$—	$—	$—	$—	$—	$—	$—
PG-12501	LIQ ACID PUMP	$—	$9,120	$—	$—	$—	$—	$—	$—	$—
PG-12502	YEAST ACID PUMP #1	$—	$8,661	$—	$—	$—	$—	$—	$—	$—
PG-12503	YEAST ACID PUMP #2	$—	$8,661	$—	$—	$—	$—	$—	$—	$—
PG-12505	EVAP AND BEER ACID PUMP	$—	$8,661	$—	$—	$—	$—	$—	$—	$—

Exhibit F-v

PD-12531	ACID DIKE SUMP PUMP	$—	$2,316	$—	$—	$—	$—	$—	$—	$—
PG-12601	SCRUBBER BI-SULFITE PUMP	$—	$5,160	$—	$—	$—	$—	$—	$—	$—
PM-12931	ANTI-FOAM PUMP	$—	$1,111	$—	$—	$—	$—	$—	$—	$—
EP-2404A	BEER/MASH EXCHANGER A	$—	$126,563	$—	$—	$—	$—	$—	$—	$—
EP-2404B	BEER/MASH EXCHANGER B	$—	$126,563	$—	$—	$—	$—	$—	$—	$—
EP-2405A	MASH COOLER A	$—	$116,428	$—	$—	$—	$—	$—	$—	$—
EP-2405B	MASH COOLER B	$—	$116,428	$—	$—	$—	$—	$—	$—	$—
PK-9801	COOLING TOWER PACKAGE	$—	$1,650,000	$—	$—	$—	$—	$—	$—	$—
PK-10500	METHANATOR PACKAGE	$1,090,200	$—	$—	$—	$—	$—	$—	$—	$—
PK-9201	THERMAL OXIDIZER PACKAGE	$2,912,480	$1,095,520	$—	$—	$—	$—	$—	$—	$—
FH-9202	HRSG BOILER PACKAGE	$1,840,800	$1,279,200	$—	$—	$—	$—	$—	$—	$—
PK-7100	DRYER SYSTEM	$10,872,000	$—	$—	$—	$—	$—	$—	$—	$—
PK-6201	CENTRIFUGE PACKAGE	$3,672,849	$—	$—	$—	$—	$—	$—	$—	$—
	MATERIAL HANDLING	$25,446	$499,837	$—	$—	$—	$—	$—	$—	$—
	MINOR EQUIPMENT	$284,400	$663,600	$—	$—	$—	$—	$—	$—	$—

	Totals	$21,129,911	$13,511,140	$—	$—	$—	$—	$—	$—	$—

PLANT NAME Liberty Renewable Fuels, LLC 110 MMGY Ethanol Production Facility ICM Project No. G345	TANK VALUES PER PAYMENT TERMS	Application Number	CONTRACT

		Period To:	NA

										Field Fab Tanks	Shop Fab Tanks
Tag #	Description	Participating Contract Price	Non-Participating Contract Price	x	Issue P.O. (10%)	x	Vendor Drawings (30%)	x	Materials Delivered to Vendor (20%)	% Complete for Field Fab Tanks	% Complete Payment Amount Field Fab Tanks	x	Deliver to Site (40%)	Total Participating	Total Non- Participating	Total
TF-2101	COOK WATER TANK	$—	$487,623		$—		$—		$—		$—		$—	$—	$—	$—
TF-2112	METHANATOR FEED TANK	$481,924	$—		$—		$—		$—		$—		$—	$—	$—	$—
TF-2203	SLURRY TANK #1	$—	$211,009		$—		$—		$—		$—		$—	$—	$—	$—
TF-2204	SLURRY TANK #2	$—	$256,763		$—		$—		$—		$—		$—	$—	$—	$—
TF-2401	LIQUIFACTION TANK #1	$—	$334,526		$—		$—		$—		$—		$—	$—	$—	$—
TF-2402	LIQUIFACTION TANK #2	$—	$340,929		$—		$—		$—		$—		$—	$—	$—	$—

Exhibit F-vi

TF-3110	FERMENTER #1	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3120	FERMENTER #2	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3130	FERMENTER #3	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3140	FERMENTER #4	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3210	FERMENTER #5	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3220	FERMENTER #6	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3230	FERMENTER #7	$—	$1,570,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-3501	BEER WELL	$—	$1,940,000	$—	$—	$—	$—	$—	$—	$—	$—
TF-6801	THIN STILLAGE TANK	$503,603	$—	$—	$—	$—	$—	$—	$—	$—	$—
TF-6810	SYRUP TANK	$458,277	$—	$—	$—	$—	$—	$—	$—	$—	$—
TF-8401	190 PROOF TANK	$—	$201,659	$—	$—	$—	$—	$—	$—	$—	$—
TF-8403	200 PROOF TANK	$—	$201,659	$—	$—	$—	$—	$—	$—	$—	$—
TF-8414	DENATURANT TANK	$—	$201,659	$—	$—	$—	$—	$—	$—	$—	$—
TF-6101	WHOLE STILLAGE TANK	$461,002	$—	$—	$—	$—	$—	$—	$—	$—	$—
TF-8422	DENATURED ETHANOL TANK #1	$—	$593,538	$—	$—	$—	$—	$—	$—	$—	$—
TF-8433	DENATURED ETHANOL TANK #2	$—	$593,538	$—	$—	$—	$—	$—	$—	$—	$—
TF-12111	CIP TANK	$—	$138,069	$—	$—	$—	$—	$—	$—	$—	$—
TF-11401/TF-11405	FIREWATER / PROCESS TANK	$—	$752,000	$—	$—	$—	$—	$—	$—	$—	$—
TR-2301	COOK TUBE #1	$—	$96,030	$—	$—	$—	$—	$—	$—	$—	$—
TR-2302	COOK TUBE #2	$—	$96,030	$—	$—	$—	$—	$—	$—	$—	$—
TP-2304	FLASH VESSEL	$—	$71,549	$—	$—	$—	$—	$—	$—	$—	$—
TS-2801	ALPHA AMYLASE TANK #1	$—	$41,538	$—	$—	$—	$—	$—	$—	$—	$—
TS-2802	ALPHA AMYLASE TANK #2	$—	$41,538	$—	$—	$—	$—	$—	$—	$—	$—
TS-2811	GLUCO AMYLASE TANK #1	$—	$41,538	$—	$—	$—	$—	$—	$—	$—	$—
TS-2812	GLUCO AMYLASE TANK #2	$—	$41,538	$—	$—	$—	$—	$—	$—	$—	$—
TS-2831	BLEND TANK	$—	$14,490	$—	$—	$—	$—	$—	$—	$—	$—
TS-3601	YEAST TANK #1	$—	$88,813	$—	$—	$—	$—	$—	$—	$—	$—
TS-3602	YEAST TANK #2	$—	$88,813	$—	$—	$—	$—	$—	$—	$—	$—
TW-3801	CO2 SCRUBBER	$—	$121,350	$—	$—	$—	$—	$—	$—	$—	$—
ET-4101	EVAP #1	$396,750	$—	$—	$—	$—	$—	$—	$—	$—	$—
ET-4102	EVAP #2	$396,750	$—	$—	$—	$—	$—	$—	$—	$—	$—
ET-4103	EVAP #3	$396,750	$—	$—	$—	$—	$—	$—	$—	$—	$—
ET-4104	EVAP #4	$396,750	$—	$—	$—	$—	$—	$—	$—	$—	$—
TP-4110	STEAM COND. RECIEVER	$13,248	$—	$—	$—	$—	$—	$—	$—	$—	$—
TP-4112	SIEVE STEAM COND. FLASH TANK	$8,970	$—	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit F-vii

ET-4201	EVAP #5	$392,168	$—	$—	$—	$—	$—	$—	$—	$—	$—
ET-4202	EVAP #6	$392,168	$—	$—	$—	$—	$—	$—	$—	$—	$—
ET-4203	EVAP #7	$392,168	$—	$—	$—	$—	$—	$—	$—	$—	$—
ET-4204	EVAP #8	$392,168	$—	$—	$—	$—	$—	$—	$—	$—	$—
TP-4210	PROCESS COND. RECIEVER	$20,796	$—	$—	$—	$—	$—	$—	$—	$—	$—
TP-4401	BEER COLUMN	$—	$575,000	$—	$—	$—	$—	$—	$—	$—	$—
TP-4412	SIDE STRIPPER	$—	$265,000	$—	$—	$—	$—	$—	$—	$—	$—
TP-4501	RECITIFIER COLUMN	$—	$493,000	$—	$—	$—	$—	$—	$—	$—	$—
TP-4505	REFLUX TANK	$—	$11,785	$—	$—	$—	$—	$—	$—	$—	$—
TP-4601	SIEVE BOTTLE #1	$—	$89,535	$—	$—	$—	$—	$—	$—	$—	$—
TP-4602	SIEVE BOTTLE #2	$—	$89,535	$—	$—	$—	$—	$—	$—	$—	$—
TP-4603	SIEVE BOTTLE #3	$—	$89,535	$—	$—	$—	$—	$—	$—	$—	$—
TP-4608	REGEN TANK	$—	$39,545	$—	$—	$—	$—	$—	$—	$—	$—
TP-4611	200 PROOF FLASH RECIEVER	$—	$5,492	$—	$—	$—	$—	$—	$—	$—	$—
TP-4613	200 PROOF FLASH VESSEL	$—	$28,500	$—	$—	$—	$—	$—	$—	$—	$—
TP-4622	SIEVE VAPORIZER COND. RECIEVER	$—	$5,065	$—	$—	$—	$—	$—	$—	$—	$—
TP-4701	SIEVE BOTTLE #4	$—	$78,535	$—	$—	$—	$—	$—	$—	$—	$—
TP-4702	SIEVE BOTTLE #5	$—	$78,535	$—	$—	$—	$—	$—	$—	$—	$—
TP-4703	SIEVE BOTTLE #6	$—	$78,535	$—	$—	$—	$—	$—	$—	$—	$—
TS-6215	CENTRATE TANK #1	$26,214	$—	$—	$—	$—	$—	$—	$—	$—	$—
TS-6315	CENTRATE TANK #2	$26,214	$—	$—	$—	$—	$—	$—	$—	$—	$—
TS-8411	FUEL ADDITIVE TANK	$—	$25,653	$—	$—	$—	$—	$—	$—	$—	$—
TS-10411	R.O. PRODUCT TANK	$—	$79,500	$—	$—	$—	$—	$—	$—	$—	$—
TS-12101	50% NaOH TANK	$—	$68,365	$—	$—	$—	$—	$—	$—	$—	$—
TS-12121	WASTE NaOH TANK	$—	$68,365	$—	$—	$—	$—	$—	$—	$—	$—
TS-12301	ACID WASH TANK	$—	$112,656	$—	$—	$—	$—	$—	$—	$—	$—
TP-12401	AMMONIA TANK	$—	$173,650	$—	$—	$—	$—	$—	$—	$—	$—
TP-12501	SULFURIC ACID TANK	$—	$76,510	$—	$—	$—	$—	$—	$—	$—	$—
TS-12601	SODIUM BISULFITE TANK	$—	$88,930	$—	$—	$—	$—	$—	$—	$—	$—
	MATERIAL HANDLING	$280,440	$1,265,361	$—	$—	$—	$—	$—	$—	$—	$—

	TOTALS	$5,436,363	$21,872,786	$—	$—	$—	$—	$—	$—	$—	$—

Exhibit F-viii

Exhibit G

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

Performance Criteria:

DESIGN/BUILDER represents and warrants to OWNER that the completed Project will achieve each of the following performance criteria. After DESIGN/BUILDER determines the Plant is ready for start-up, DESIGN/BUILDER, with OWNER’s labor forces, will start-up the Plant and conduct a seven-day performance test to establish compliance with each of the performance criteria except the atmospheric emissions. Compliance shall be measured simultaneously for all criteria, and computed on the average over the seven-day performance test. If the Project fails to reach any performance criterion, then DESIGN/BUILDER shall (at no additional cost to OWNER) make such changes in design, construction, or equipment as required to meet the criteria, and conduct another seven day performance test. Upon successful completion of a seven-day performance test, the Plant shall be considered to have achieved the performance criteria listed below (other than the atmospheric emissions criteria) for purposes of the foregoing representation and warranty of DESIGN/BUILDER.

Table 1 ethanol plant criteria — 110,000,000 MGY capacity

Criteria	Specification	Testing Statement	Documentation

Plant Capacity – fuel-grade ethanol	Operate at a rate of 110 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806	Seven-day performance test	Concurrence of production records and a written report from DESIGN/BUILDER.

Dry Distillers Grains with Solubles OR Dry Distillers Grains	Operate at rate of 338,000 tons per year of approximately 12% moisture DDG.	Determined by calculation of mass flow from centrifuge (s) in a seven- day performance test	Concurrence of production records and a written analysis from DESIGN/BUILDER.

Carbon Dioxide	Approximately 295,000 tons per year of raw CO2 gas.	Determined as a function of fermented gallons in a seven-day performance test.	Mass flow calculation by DESIGN/BUILDER.

Grain to Ethanol Conversion ratio; Corn/Sorghum 56#/bu., 16% or less moisture, zero aflatoxin tolerance	Not be less than 2.67 undenatured gallons of ethanol per bushel of ground corn.	As determined by meter readings during a seven-day performance test.	Concurrence of production records and written analysis by DESIGN/BUILDER.

Exhibit G-i

Electrical Energy	.75 kWh per denatured gallon of fuel grade ethanol. Does not include kWh used to operate CO2 plant, CO2 gas system, Chiller or grain handling system.	As determined by meter readings during a seven-day performance test.	Concurrence of production records and written analysis by DESIGN/BUILDER.

Natural Gas	Consumption shall not exceed 34,000Btu per denatured gallon of fuel-grade ethanol.	As determined by meter readings during a seven-day performance test.	Concurrence of production records and written analysis by DESIGN/BUILDER.

Process Water Discharge	zero gallons under normal operations	Process discharge meter readings during seven day performance test	Plant control system reports from DESIGN/BUILDER

Atmospheric Emissions	As prescribed and approved by the applicable Department of Environmental Quality or similar agency for the State in which the Plant is located as of the successful completion of the seven day performance test.

As determined by written emissions compliance report from a third party mutually selected by the parties confirming regulatory compliance of the air emissions performance tests prescribed by the applicable Department of Environmental Quality or similar agency for the State in which the Plant is located as of the successful completion of the seven day performance test.

As determined by written emissions compliance report from a third party mutually selected by the parties confirming regulatory compliance of the air emissions performance tests prescribed by the applicable Department of Environmental Quality or similar agency for the State in which the Plant is located as of the successful completion of the seven day performance test.

Exhibit G-ii

Exhibit H

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

[Form of Notice to Proceed]

(Liberty Ethanol Plant, Ithaca, Michigan)

(Date)

Mr. Dale Turner

ICM, INC.

310 N. First Street

Colwich, KS 67030

Re: Notice to Proceed

Dear Mr. Turner:

This letter will serve as authorization and Notice to Proceed for ICM, Inc. with regards to the construction of the Liberty Renewable Fuel ethanol plant in Ithaca, Michigan in accordance with the Design/Build Agreement with ICM, Inc dated                  , 2007.

Pursuant to Article 2.01 of the Agreement, the project will be completed within 480 days after the date when the Contract Times commence to run as set forth in subparagraph 2.01A of the General Conditions.

Signature:

Printed Name:

Its:

Liberty Renewable Fuels, LLC

(Date)

Exhibit H-i

Exhibit I

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

APPLICATION AND CERTIFICATE FOR PAYMENT

TO OWNER:	Liberty Renewable Fuels, LLC	PROJECT:	ICM Project No. G345	APPLICATION NO.:	CONTRACT	Distribution to:

			110 MGY	PERIOD TO:	NA	___ OWNER

			Ethanol Production Facility	PROJECT NOS.:	G345

				APPLICATION DATE:	NA	___ CONTRACTOR

FROM CONTRACTOR:	ICM			CONTRACT DATE:	NA

310 N. First Street

Colwich, KS 67030

CONTRACT FOR: Ethanol Plant Engineering/Procurement/Construction
CONTRACTOR’S APPLICATION FOR PAYMENT			The undersigned Contractor certifies that to the best of the Contractor’s knowledge, information and belief the Work covered by this Application for Payment has been completed in accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from the Owner, and that current payment shown herein is now due.
Application is made for payment, as shown below, in connection with the contract.
Continuation sheet is attached.
1. Original Design/Build Agreement		$134,000,000.00

2. Net change by Change Orders		$—

CONTRACTOR:
3. Contract sum to date (Line 1 ± 2)		$134,000,000.00

			BY: _____________________	Date: ________________
4. Total Completed & Stored To Date		$—	State of:

(Column G Continuation Sheet)			County of:
Subscribed and sworn to before
5. Retainage			me this day of
a. 5% of Completed Work	$—

b. 5% of Stored Material	$—		Notary Public:

My Commission expires:
Total Retainage (Line 5a + 5b)		$—

6. Total Earned Less Retaiainage		$—

Exhibit I-i

7. Credit to Down payment		$—

10% of each progress payment

7a. Remaining Down Payment Credit		$13,400,000.00

8. Total Earned, Less Retainage		$—

Plus Credit to Down Payment

9. Less Previous Certificates for payment

(Line 8 from prior Certificate)		$—

10. Current Payment Due		$—

11. Balance to Contract Completion, Including Retainage
$134,000,000.00

CHANGE ORDER SUMMARY	ADDITIONS	DEDUCTIONS
$—
Total Additions (Deductions)	$—	$—
Grand Total Change Orders	$—
DOWN PAYMENT EXHIBIT FOR PAY APPLICATIONS

NA Liberty Renewable Fuels, LLC
	Down Payment Received by ICM (10%)	$13,400,000.00
		$—
		$—
		$—

Remaining Balance to be applied to

Future Pay Applications		$13,400,000.00

Exhibit I-ii

CONTINUATION SHEET
	APPLICATION NO.:	CONTRACT
	APPLICATION DATE:	NA
	PERIOD TO:	NA
	ARCHITECT’S PROJECT NO:	G345

A	B		C			D	E		F	G		H	I
						WORK COMPLETED			MATE- RIALS PRESE- NTLY STORED (NOT IN D OR E)	TOTAL				BEFORE UPDATING % COMPLETE - UPDATE COL D
						FROM				COMPLETED		BALANCE TO FINISH (C - G)	RETAINAGE (IF VARIABLE RATE) 5.0%	ALL VALUES IN COL Q SHOULD = 0
						PREVIOUS		Non Partici- pating THIS PERIOD		AND STORED TO DATE (D + E + F)	% (G / C)			% Complete Section
ITEM		SCHEDULED												Partici- pating % Complete	Non Partici- pating		From Prev- ious App	This Period
NO.	DESCRIPTION OF WORK	AMOUNT	VALUE	Participating	Participating	(D + E)	THIS PERIOD									Total Com- plete
1	ENGINEERING		7,574,600	2,054,293	5,487,607							7,574,600
1.02	P&ID’s IFC	1 EA	36,300	10,890	25,410	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.03	Book 1 (Tanks & Vessels) IFC	1 EA	36,300	10,890	25,410	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.04	Book 2 (Pumps) IFC	1 EA	36,300	3,630	32,670	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.05	Book 3 (Heat Exchangers) IFC	1 EA	36,300	—	36,300	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.06	Book 4 (Mixers) IFC	1 EA	36,300	—	36,300	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.07	Book 5 (Major Equipment) IFC	1 EA	36,300	10,890	25,410	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.08	Book 6 (Minor Equipment) IFC	1 EA	36,300	—	36,300	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.09	Book 7 (Material Specifications) IFC	1 EA	36,300	—	36,300	—	—	—	—	—	0.00%	36,300	—	0%	0%	$—	$—	$—
1.10	Book 11 (Start-up Supplies & Equip.) IFC	1 EA	24,200	7,260	16,940	—	—	—	—	—	0.00%	24,200	—	0%	0%	$—	$—	$—
1.11	General Arrangement site IFC	1 EA	84,600	25,380	59,220	—	—	—	—	—	0.00%	84,600	—	0%	0%	$—	$—	$—
1.12	General Arrangement process IFC	1 EA	139,000	41,700	97,300	—	—	—	—	—	0.00%	139,000	—	0%	0%	$—	$—	$—
1.13	General Arrangement energy center IFC	1 EA	84,600	—	84,600	—	—	—	—	—	0.00%	84,600	—	0%	0%	$—	$—	$—
1.14	Process Building Concrete IFC	1 EA	151,000	45,300	105,700	—	—	—	—	—	0.00%	151,000	—	0%	0%	$—	$—	$—
1.15	Energy Center Concrete IFC	1 EA	121,000	72,600	48,400	—	—	—	—	—	0.00%	121,000	—	0%	0%	$—	$—	$—
1.16	Process Building Steel IFC	1 EA	242,000	96,800	145,200	—	—	—	—	—	0.00%	242,000	—	0%	0%	$—	$—	$—
1.17	Energy Center Steel IFC	1 EA	181,000	108,600	72,400	—	—	—	—	—	0.00%	181,000	—	0%	0%	$—	$—	$—
1.18	Cooling Tower Concrete IFC	1 EA	24,200	—	24,200	—	—	—	—	—	0.00%	24,200	—	0%	0%	$—	$—	$—
1.19	Fire Water Pump Station Concrete IFC	1 EA	18,100	—	18,100	—	—	—	—	—	0.00%	18,100	—	0%	0%	$—	$—	$—
1.20	Piping Drafting model/plans and elev.	1 EA	423,000	126,900	296,100	—	—	—	—	—	0.00%	423,000	—	0%	0%	$—	$—	$—
1.21	ISO’s issued	1 LS	423,000	169,200	253,800	—	—	—	—	—	0.00%	423,000	—	0%	0%	$—	$—	$—
1.22	Electrical power dist. Loop/one lines IFC	1 EA	181,000	72,400	108,600	—	—	—	—	—	0.00%	181,000	—	0%	0%	$—	$—	$—

Exhibit I-iii

1.23	Grounding Design IFC	1 EA	90,600	36,240	54,360	—	—	—	—	—	0.00%	90,600	—	0%	0%	$—	$—	$—
1.24	Lighting and power aux, IFC	1 EA	84,600	33,840	50,760	—	—	—	—	—	0.00%	84,600	—	0%	0%	$—	$—	$—
1.25	Cable Trays and Misc. IFC	1 EA	121,000	48,400	72,600	—	—	—	—	—	0.00%	121,000	—	0%	0%	$—	$—	$—
1.26	Control Design Book IFC	1 EA	109,000		76,300	—	—	—	—	—	0.00%	109,000	—	0%	0%	$—	$—	$—
1.27	Heat Trace Design IFC	1 EA	60,400	24,160	36,240	—	—	—	—	—	0.00%	60,400	—	0%	0%	$—	$—	$—
1.28	Motor Loops/Instrument Loops IFC	1 EA	68,900	27,560	41,340	—	—	—	—	—	0.00%	68,900	—	0%	0%	$—	$—	$—
1.29	DCS Design	1 EA	453,000	90,600	362,400	—	—	—	—	—	0.00%	453,000	—	0%	0%	$—	$—	$—
1.30	Project Management/Admin.	14 MO	4,200,000	991,053	3,208,947	—	—	—	—	—	0.00%	4,200,000	—	0%	0%	$—	$—	$—
2	FIELD OVHD, CONST EQUIP, TEMP. FAC., GEN EXPENSE, C&SU				3,622,080							4,681,000
2.01	Mobilization	1 EA	485,000	135,800	349,200	—	—	—	—	—	0.00%	485,000	—	0%	0%	$—	$—	$—
2.02	Const Squip, Tem Facilities, General Expenses	14 MO	3,600,000	792,000	2,808,000	—	—	—	—	—	0.00%	3,600,000	—	0%	0%	$—	$—	$—
2.03	Start-up Training to Grind	1 LS	298,000	65,560	232,440	—	—	—	—	—	0.00%	298,000	—	0%	0%	$—	$—	$—
2.04	Start-up Training after Grind	1 LS	298,000	65,560	232,440	—	—	—	—	—	0.00%	298,000	—	0%	0%	$—	$—	$—
3	SITE WORK		200,000	—	200,000							200,000
3.01	Finish Grading	1 LS	200,000	—	200,000	—	—	—	—	—	0.00%	200,000	—	0%	0%	$—	$—	$—
4	Masonry & Architectural		858,000	125,638	732,362							228,000
4.01	Masonry	1 LS	630,000	104,985	525,015	—	—	—	—	—	0.00%	630,000	—	0%	0%	$—	$—	$—
4.01	Architectural - Finish Package	1 LS	228,000	20,653	207,347	—	—	—	—	—	0.00%	228,000	—	0%	0%	$—	$—	$—
5	CONCRETE		9,830,000	2,296,463	7,533,537							9,830,000
	REINFORCING/ANCHOR BOLTS/EMBEDS		2,025,000	—	2,025,000							2,025,000
5.01	Reinforcing Steel Purchase/Issue PO	1 LS	225,000	—	225,000	—	—	—	—	—	0.00%	225,000	—	0%	0%	$—	$—	$—
5.02	Reinforcing Steel Vendor Dwgs Rec’d	1 LS	600,000	—	600,000	—	—	—	—	—	0.00%	600,000	—	0%	0%	$—	$—	$—
5.03	Reinforcing Steel On Site	1 LS	1,200,000	—	1,200,000	—	—	—	—	—	0.00%	1,200,000	—	0%	0%	$—	$—	$—
	CONCRETE CONSTRUCTION		7,805,000	2,296,463	5,508,537							7,805,000
5.04	Fermenter Foundation #1	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
5.05	Fermenter Foundation #2	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
5.06	Fermenter Foundation #3	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
5.07	Fermenter Foundation #4	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
5.08	Fermenter Foundation #5	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
5.09	Fermenter Foundation #6	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—

Exhibit I-iv

5.10	Fermenter Foundation #7	1 LS	160,000	—	160,000	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
5.11	Beerwell Foundation	1 LS	282,000	—	282,000	—	—	—	—	—	0.00%	282,000	—	0%	0%	$—	$—	$—
5.12	Process Building Footings	1 LS	974,000	225,000	749,000	—	—	—	—	—	0.00%	974,000	—	0%	0%	$—	$—	$—
5.13	Process Building Slabs	1 LS	835,000	300,000	535,000	—	—	—	—	—	0.00%	835,000	—	0%	0%	$—	$—	$—
5.14	Energy Center Footings	1 LS	680,000	613,463	66,537	—	—	—	—	—	0.00%	680,000	—	0%	0%	$—	$—	$—
5.15	Energy Center Slabs	1 LS	680,000	612,000	68,000	—	—	—	—	—	0.00%	680,000	—	0%	0%	$—	$—	$—
5.16	Wetcake Pad Concrete Construction	1 LS	546,000	546,000	—	—	—	—	—	—	0.00%	546,000	—	0%	0%	$—	$—	$—
5.17	Cooling Tower Foundation	1 LS	232,000	—	232,000	—	—	—	—	—	0.00%	232,000	—	0%	0%	$—	$—	$—
5.18	Fire Water Pump Station Building Foundation	1 LS	139,000	—	139,000	—	—	—	—	—	0.00%	139,000	—	0%	0%	$—	$—	$—
5.19	Process Tanks Ringwall Foundations	1 LS	1,390,000	—	1,390,000	—	—	—	—	—	0.00%	1,390,000	—	0%	0%	$—	$—	$—
5.20	Misc Site Concrete	1 LS	927,000	—	927,000	—	—	—	—	—	0.00%	927,000	—	0%	0%	$—	$—	$—
6	STRUCTURAL		9,800,000	4,180,000	5,620,000							9,800,000
	STRUCTURAL STEEL (steel, platforms, stairs, handrail, metal deck, grating)		5,100,000	2,550,000	2,550,000							5,100,000
6.01	Issue P.O.	1 LS	510,000	255,000	255,000	—	—	—	—	—	0.00%	510,000	—	0%	0%	$—	$—	$—
6.02	Receive Shop Drawings	1 LS	1,530,000	765,000	765,000	—	—	—	—	—	0.00%	1,530,000	—	0%	0%	$—	$—	$—
6.03	Structural Steel On Site	1 LS	3,060,000	1,530,000	1,530,000	—	—	—	—	—	0.00%	3,060,000	—	0%	0%	$—	$—	$—
	STRUCTURAL CONSTRUCTION		4,700,000	1,630,000	3,070,000							4,700,000
6.04	Process Building Steel Erect	1 LS	900,000	460,000	440,000	—	—	—	—	—	0.00%	900,000	—	0%	0%	$—	$—	$—
6.05	Energy Center Steel Erect	1 LS	500,000	250,000	250,000	—	—	—	—	—	0.00%	500,000	—	0%	0%	$—	$—	$—
6.06	Exterior Pipe Rack Erect	1 LS	350,000	—	350,000	—	—	—	—	—	0.00%	350,000	—	0%	0%	$—	$—	$—
6.07	Misc Platforms/Walkways Erect	1 LS	350,000	—	350,000	—	—	—	—	—	0.00%	350,000	—	0%	0%	$—	$—	$—
6.08	Roofing/Siding Process Bldg Install	1 LS	350,000	—	350,000	—	—	—	—	—	0.00%	350,000	—	0%	0%	$—	$—	$—
6.09	Roofing/Siding Energy Center Install	1 LS	250,000	—	250,000	—	—	—	—	—	0.00%	250,000	—	0%	0%	$—	$—	$—
6.10	Metal Walls and Roof Panels	1 LS	2,000,000	920,000	1,080,000	—	—	—	—	—	0.00%	2,000,000	—	0%	0%	$—	$—	$—
7	INSULATION & PAINT		4,735,000	900,700	3,834,300							4,735,000
7.01	Pipe Insulation	1 LS	1,500,000	270,000	1,230,000	—	—	—	—	—	0.00%	1,500,000	—	0%	20%	$—	$—	$—
7.02	Tank Insulation	1 LS	1,650,000	510,000	1,140,000	—	—	—	—	—	0.00%	1,650,000	—	0%	0%	$—	$—	$—
7.03	Misc Insulation	1 LS	525,000	—	525,000	—	—	—	—	—	0.00%	525,000	—	0%	0%	$—	$—	$—
7.04	Pipe Paint	1 LS	500,000	25,700	474,300	—	—	—	—	—	0.00%	500,000	—	0%	0%	$—	$—	$—

Exhibit I-v

7.05	Tank Paint	1 LS	375,000	—	375,000	—	—	—	—	—	0.00%	375,000	—	0%	0%	$—	$—	$—
7.06	Misc Paint	1 LS	185,000	95,000	90,000	—	—	—	—	—	0.00%	185,000	—	0%	0%	$—	$—	$—
8	Doors & Windows		321,000	55,100	265,900							321,000
8.01	Doors	1 LS	291,000	53,000	238,000	—	—	—	—	—	0.00%	291,000	—	0%	0%	$—	$—	$—
8.02	Windows	1 LS	30,000	2,100	27,900	—	—	—	—	—	0.00%	30,000	—	0%	0%	$—	$—	$—
9	EQUIPMENT		61,950,200	26,566,274	35,383,927							61,950,200
	Equipment Purchase		61,950,200	26,566,274	35,383,927							61,950,200
9.01	Equipment	See Equip List	34,641,051	21,129,911	13,511,140	—	—	—	—	—	0.00%	34,641,051	—	0%	0%	$—	$—	$—
9.02	Tanks	See Tanks List	27,309,149	5,436,363	21,872,786	—	—	—	—	—	0.00%	27,309,149	—	0%	0%	$—	$—	$—
10	PIPING		20,247,000	9,641,619	10,605,381							19,335,000
	Piping & Fittings Material		5,855,000	3,025,640	2,829,360							5,855,000
10.1	Pipe & Fittings Purchase/Issue PO	1 LS	585,000	302,306	282,694	—	—	—	—	—	0.00%	585,000	—	0%	0%	$—	$—	$—
10.2	Pipe & Fittings Deliver	1 LS	5,270,000	2,723,335	2,546,665	—	—	—	—	—	0.00%	5,270,000	—	0%	0%	$—	$—	$—
	Valves		2,000,000	1,033,524	966,476							2,000,000
10.3	Valves Purchase/Issue PO	1 LS	200,000	103,352	96,648	—	—	—	—	—	0.00%	200,000	—	0%	0%	$—	$—	$—
10.4	Valves Deliver	1 LS	1,800,000	930,171	869,829	—	—	—	—	—	0.00%	1,800,000	—	0%	0%	$—	$—	$—
	Piping Fabrication		2,550,000	1,185,197	1,364,803							2,550,000
10.05	Cook Area Fab/Complete	1 LS	290,000	134,787	155,213	—	—	—	—	—	0.00%	290,000	—	0%	0%	$—	$—	$—
10.06	Fermentation Area Fab/Complete	1 LS	665,000	309,081	355,919	—	—	—	—	—	0.00%	665,000	—	0%	0%	$—	$—	$—
10.07	Dist/Evap Area Fab/Complete	1 LS	665,000	309,081	355,919	—	—	—	—	—	0.00%	665,000	—	0%	0%	$—	$—	$—
10.08	Energy Center Area Fab/Complete	1 LS	580,000	269,574	310,426	—	—	—	—	—	0.00%	580,000	—	0%	0%	$—	$—	$—
10.09	Tank/Off Site Area Fab/Complete	1 LS	350,000	162,674	187,326	—	—	—	—	—	0.00%	350,000	—	0%	0%	$—	$—	$—
	Piping Installation		8,930,000	4,150,513	4,779,487							8,930,000
10.10	Cook Area Pipe Installation	1 LS	2,200,000	1,022,523	1,177,477	—	—	—	—	—	0.00%	2,200,000	—	0%	0%	$—	$—	$—
10.11	Fermentation Area Pipe Installation	1 LS	2,320,000	1,078,297	1,241,703	—	—	—	—	—	0.00%	2,320,000	—	0%	0%	$—	$—	$—
10.12	Distillation/Evap Area Pipe Installation	1 LS	2,320,000	1,078,297	1,241,703	—	—	—	—	—	0.00%	2,320,000	—	0%	0%	$—	$—	$—
10.13	Energy Center Area Pipe Installation	1 LS	580,000	269,574	310,426	—	—	—	—	—	0.00%	580,000	—	0%	0%	$—	$—	$—
10.14	Tank Farm Area Pipe Installation	1 LS	930,000	432,248	497,752	—	—	—	—	—	0.00%	930,000	—	0%	0%	$—	$—	$—
10.15	Cooling Tower Pipe Installation	1 LS	580,000	269,574	310,426	—	—	—	—	—	0.00%	580,000	—	0%	0%	$—	$—	$—
	Misc. Mechanical		912,000	246,746	665,254							912,000

Exhibit I-vi

10.16	HVAC	1 LS	578,000	180,840	397,160	—	—	—	—	—	0.00%	578,000	—	0%	0%	$—	$—	$—
10.17	Plumbing	1 LS	334,000	65,906	268,094	—	—	—	—	—	0.00%	334,000	—	0%	0%	$—	$—	$—
11	ELECTRICAL		13,803,200	6,683,257	7,119,943							13,803,200
11.01	Electrical Equipment & Materials	1 LS	7,899,000	3,841,967	4,057,033							7,899,000
11.02	Switchgear/MCC’s Purchase/Issue PO	1 LS	120,000	57,919	62,081	—	—	—	—	—	0.00%	120,000	—	0%	0%	$—	$—	$—
11.03	Switchgear/MCC’s Vendor Drawings	1 LS	390,000	188,237	201,763	—	—	—	—	—	0.00%	390,000	—	0%	0%	$—	$—	$—
11.04	Switchgear/MCC’s On Site	1 LS	770,000	371,648	398,352	—	—	—	—	—	0.00%	770,000	—	0%	0%	$—	$—	$—
11.05	Electrical Wire/Cable Purchase/Issue PO	1 LS	115,000	55,506	59,494	—	—	—	—	—	0.00%	115,000	—	0%	0%	$—	$—	$—
11.06	Electrical Wire/Cable On Site	1 LS	1,030,000	497,139	532,861	—	—	—	—	—	0.00%	1,030,000	—	0%	0%	$—	$—	$—
11.07	DCS Purchase/Issue PO	1 LS	100,000	48,266	51,734	—	—	—	—	—	0.00%	100,000	—	0%	0%	$—	$—	$—
11.08	DCS Vendor Drawings	1 LS	310,000	149,624	160,376	—	—	—	—	—	0.00%	310,000	—	0%	0%	$—	$—	$—
11.09	DCS On Site	1 LS	605,000	292,009	312,991	—	—	—	—	—	0.00%	605,000	—	0%	0%	$—	$—	$—
11.1	Instrument Cable Purchase/Issue PO	1 LS	40,000	19,306	20,694	—	—	—	—	—	0.00%	40,000	—	0%	0%	$—	$—	$—
11.11	Instrument Cable On Site	1 LS	400,000	193,064	206,936	—	—	—	—	—	0.00%	400,000	—	0%	0%	$—	$—	$—
11.12	Cable Trays Purchase/Issue PO	1 LS	50,000	24,133	25,867	—	—	—	—	—	0.00%	50,000	—	0%	0%	$—	$—	$—
11.13	Cable Trays On Site	1 LS	455,000	219,610	235,390	—	—	—	—	—	0.00%	455,000	—	0%	0%	$—	$—	$—
11.14	Lighting Fixtures Purchase/Issue PO	1 LS	40,000	19,306	20,694	—	—	—	—	—	0.00%	40,000	—	0%	0%	$—	$—	$—
11.15	Lighting Fixtures On Site	1 LS	359,000	173,275	185,725	—	—	—	—	—	0.00%	359,000	—	0%	0%	$—	$—	$—
11.16	Instruments & J Boxes Purchase/Issue PO	1 LS	175,000	84,465	90,535	—	—	—	—	—	0.00%	175,000	—	0%	0%	$—	$—	$—
11.17	Instruments & J Boxes On Site	1 LS	1,550,000	777,564	772,436	—	—	—	—	—	0.00%	1,550,000	—	0%	0%	$—	$—	$—
11.18	Order Conduit	1 LS	75,000	36,199	38,801	—	—	—	—	—	0.00%	75,000	—	0%	0%	$—	$—	$—
11.19	Conduit Onsite	1 LS	680,000	328,208	351,792	—	—	—	—	—	0.00%	680,000	—	0%	0%	$—	$—	$—
11.2	Order Heat Trace	1 LS	65,000	31,373	33,627	—	—	—	—	—	0.00%	65,000	—	0%	0%	$—	$—	$—
11.21	Heat Trace Onsite	1 LS	570,000	275,116	294,884	—	—	—	—	—	0.00%	570,000	—	0%	0%	$—	$—	$—
	Secondary Distribution		860,000	415,087	444,913							860,000
11.22	Electrical Wire/Cable Installation	1 LS	255,000	123,078	131,922	—	—	—	—	—	0.00%	255,000	—	0%	0%	$—	$—	$—
11.23	Switchgear/MCC’s Set	1 LS	95,000	45,853	49,147	—	—	—	—	—	0.00%	95,000	—	0%	0%	$—	$—	$—
11.24	Secondary transformers/panels Set	1 LS	95,000	45,853	49,147	—	—	—	—	—	0.00%	95,000	—	0%	0%	$—	$—	$—
11.25	Terminations	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
11.26	Energized	1 LS	35,000	16,893	18,107	—	—	—	—	—	0.00%	35,000	—	0%	0%	$—	$—	$—
11.27	Cable Tray	1 LS	255,000	123,078	131,922	—	—	—	—	—	0.00%	255,000	—	0%	0%	$—	$—	$—

Exhibit I-vii

	Motors		1,425,000	687,789	737,211							1,425,000
11.28	Electrical Cable Installation	1 LS	985,000	475,419	509,581	—	—	—	—	—	0.00%	985,000	—	0%	0%	$—	$—	$—
11.29	Terminations	1 LS	315,000	152,038	162,962	—	—	—	—	—	0.00%	315,000	—	0%	0%	$—	$—	$—
11.3	Energized (checked and bumped)	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
	Lighting		505,000	243,743	261,257							505,000
11.31	Fixtures Installation	1 LS	380,000	183,410	196,590	—	—	—	—	—	0.00%	380,000	—	0%	0%	$—	$—	$—
11.32	Energized (completed)	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
	Instrumentation		1,735,000	837,414	897,586							1,735,000
11.33	DCS panels Set	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
11.34	Instruments Installation	1 LS	160,000	77,225	82,775	—	—	—	—	—	0.00%	160,000	—	0%	0%	$—	$—	$—
11.35	Electrical Cable Installation	1 LS	505,000	243,743	261,257	—	—	—	—	—	0.00%	505,000	—	0%	0%	$—	$—	$—
11.36	Jboxes Installation	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
11.37	Jbox Wiring/terminations	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
11.38	Terminations	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
11.39	Loop check complete	1 LS	125,000	60,332	64,668	—	—	—	—	—	0.00%	125,000	—	0%	0%	$—	$—	$—
11.4	Programming	1 LS	445,000	214,783	230,217	—	—	—	—	—	0.00%	445,000	—	0%	0%	$—	$—	$—
	Misc.		1,379,200	657,257	721,943							1,379,200
11.41	Outlets/receptacles	1 LS	95,000	45,853	49,147	—	—	—	—	—	0.00%	95,000	—	0%	0%	$—	$—	$—
11.42	HVAC	1 LS	315,000	152,038	162,962	—	—	—	—	—	0.00%	315,000	—	0%	0%	$—	$—	$—
11.43	Grounding	1 LS	445,000	214,783	230,217	—	—	—	—	—	0.00%	445,000	—	0%	0%	$—	$—	$—
11.44	Heat Trace Installation	1 LS	445,000	214,783	230,217	—	—	—	—	—	0.00%	445,000	—	0%	0%	$—	$—	$—
11.45	DSC Computers	1 LS	79,200	29,800	49,400	—	—	—	—	—	0.00%	79,200	—	0%	0%	$—	$—	$—
12.	Change Orders		—	—	—							—
	TOTALS		134,000,000	53,562,264	80,405,036	—	—	—	—	—		132,458,000	$0
				53,594,964	134,000,000
				(32,700)	—

Exhibit I-viii

Exhibit J

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

Exhibit J

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

[Preliminary progress schedule under paragraph 2.03 of the General Conditions]

ID	Task Name	Duration	Start	Finish
1	Engineering	235 days	Mon 4/9/07	Fri 2/29/08
2	Concrete	180 days	Mon 7/9/07	Fri 3/14/08
3	Masonry	145 days	Mon 8/6/07	Fri 2/22/08
4	Structural Steel	181 days	Mon 8/6/07	Mon 4/14/08
5	Thermal Moisture Protection	211 days	Mon 9/10/07	Mon 6/30/08
6	Doors & Windows	240 days	Mon 10/8/07	Fri 9/5/08
7	Finishes	284 days	Mon 8/13/07	Thu 9/11/08
8	Mechanical	320 days	Wed 8/1/07	Tue 10/21/08
9	Electrical	330 days	Mon 8/6/07	Fri 11/7/08
10	Start Up	40 days	Fri 9/19/08	Thu 11/13/08
11	Performance Test	10 days	Mon 11/10/08	Fri 11/21/08
12	Substantial Completion	0 days	Fri 11/21/08	Fri 11/21/08

Project: exhibit J Date: Thu 4/5/07

Exhibit J-i

Exhibit K

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of the          day of             , 2007 (“Effective Date”) by and between Liberty Renewable Fuels, LLC, a Delaware limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM”).

WHEREAS, OWNER and ICM have entered into that certain AGREEMENT BETWEEN OWNER AND DESIGN/BUILDER ON THE BASIS OF A STIPULATED PRICE dated                        , 2007 (the “Contract”), under which ICM is to design and construct a 110 million gallons per year ethanol plant for OWNER to be located in or near Ithaca, Michigan (the “Plant”);

WHEREAS, ICM will use proprietary technology and information of ICM in the design and construction of the Plant; and

WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership and operation of the Plant, all upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

1. ICM grants to OWNER a limited license (under all rights owned now or in the future by ICM, including all intellectual property rights such as patent rights, copyrights, trade secret rights, and other similar rights) to use, the Proprietary Property (hereinafter defined), all solely in connection with the ownership, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”). OWNER may make, use and sell all products created by operation of the Proprietary Property in the Plant, including, ethanol, distiller’s grains and carbon dioxide, without restriction or claim by ICM.

2. The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER in connection with the Purpose whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly and in whatever form or medium including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by ICM from time to time concerning the Purpose. The license granted in Section 1 shall apply to all Proprietary

Exhibit K-i

Property. However, OWNER’s obligation concerning Proprietary Property, and ICM’s rights concerning Proprietary Property shall not apply to any information or materials that OWNER can demonstrate by written documentation: (i) was lawfully in the possession of OWNER prior to disclosure by ICM; (ii) was in the public domain prior to disclosure by ICM; (iii) was disclosed to OWNER by a third party having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM comes into the public domain through no fault of OWNER or its members, directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

3. OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant. For purposes of this License Agreement, expansion or enlargement of the Plant shall mean the installation of additional distillation, dehydration and evaporation equipment or structures that have the effect of increasing the output capacity of the Plant. ICM and its Representatives shall have the express right at any time to enter upon the premises of the Plant to inspect the Plant and its operation to ensure that OWNER is complying with the terms of this License Agreement.

4. OWNER’s failure to materially comply with the Operating Procedures shall void all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER in the Contract concerning the performance of the Plant. OWNER agrees to indemnify, defend and hold harmless ICM and ICM’s Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of OWNER’s or its Representatives’ (i) failure to materially comply with the Operating Procedures or, (ii) negligent use of the Proprietary Property.

5. All intellectual property rights to any and all modifications to the Proprietary Property by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all of its right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.

6. As between ICM and OWNER, ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property. As between ICM and OWNER, OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.

7. OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary Property pursuant to the limited license granted to OWNER, the consideration for this limited license is included in the amounts payable by OWNER to ICM for the construction of the Plant under the Contract.

8. OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM, which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property, or

Exhibit K-ii

(ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

9. The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM’s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person, except that OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part only as required for the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. OWNER shall notify ICM immediately upon discovery of any unauthorized use or disclosure of the Proprietary Property, or any other breach of this License Agreement by OWNER or its Representatives, and shall cooperate with ICM in every reasonable way to help ICM regain possession of the Proprietary Property and prevent its further unauthorized use or disclosure. In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.

10. OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives. OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. OWNER agrees that ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.

11. The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or this License Agreement.

12. ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER if OWNER willfully or wantonly uses the Proprietary Property for any purpose, or

Exhibit K-iii

wrongfully discloses the Proprietary Property to anyone, other than permitted herein. Upon termination of the license, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and, upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER’s or its Representatives’ possession that contain Proprietary Property in whatever format, whether written or electronic, including any and all copies or reproductions of the Proprietary Property. OWNER shall permanently delete all such Proprietary Property from its computer hard drives and any other electronic storage medium (including any backup or archive system). OWNER shall deliver to ICM a written certificate which certifies that all electronic copies or reproductions of the Proprietary Property have been permanently deleted.

13. The laws of the State of Kansas, United States of America, shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts. Notwithstanding the foregoing, nothing in this License Agreement will affect any right ICM may otherwise have to bring any action or proceeding relating to this Agreement against OWNER or its properties in the courts of any jurisdiction.

14. OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing. OWNER agrees that the aggregate amount OWNER (and anyone claiming by or through OWNER) may collectively recover from ICM (and its Representatives), by reason of this License Agreement shall be limited to One Million Dollars ($1,000,000.00).

15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.

16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the third business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.

Exhibit K-iv

18. The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.

19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.

20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement.

OWNER:	ICM:

Liberty Renewable Fuels, LLC.	ICM, Inc.

By:	By:

Title:	Title:

Date Signed:	Date Signed:

Address for giving notices:	Address for giving notices:

P. O. Box 335 Owosso, Michigan 48867	301 N First Street Colwich, KS 67030

Exhibit K-v

Exhibit L

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

OWNER’S Required Permits and Services List:

OWNER shall provide all of the permits, authorizations and services, including but not limited to:

1)	Land and Grading – OWNER shall provide the Site near or in Ithaca, Michigan. OWNER shall obtain all legal authority to use the Site for its intended purpose and perform technical due diligence for DESIGN/BUILDER to perform including but not limited to proper zoning approvals, elevation restrictions, soil tests, and water tests. The Site shall be rough graded per DESIGN/BUILDER specifications and be within two inches of final grade including the rough grading for Site roadways. The Site soils shall be modified as required to provide a minimum allowable soil bearing pressure as specified in Table 1 attached hereto for all foundation elements. The soils beneath the foundation elements shall not exceed the total or differential settlements such that the Plant is unable to perform its intended purpose. If the existing soil conditions are such that over-excavation and re-compaction or pilings are required, OWNER will be responsible for this work. OWNER is also responsible for any dewatering required at the site during construction.

Other items to be provided by the OWNER include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the design engineers, layout of the property corners including two construction benchmarks, soil borings and subsequent geotechnical report (the results of which are acceptable to DESIGN/BUILDER and consistent with the specifications set forth herein) describing recommendation for roads, foundations and if required, soil stabilization/remediation, site engineering and detailed drawings (to the extent not provided by DESIGN/BUILDER), land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement and maintenance of erosion control measures, access road from a city, county, state or federal road designed to meet city or local county road standards (provided that such road must contain a minimum of twelve (12) inches of crushed rock with geo-fabric and compacted base), storm and sanitary sewers, water main branches, to be within five (5) feet of the designated building locations, roads as specified and designed for the permanent elevations and effective depth, paving, “construction” grading plan as drawn (including site retention pond), all site seeding, landscaping, rock, plant water well and associated permit(s), environmental monitoring, environmental monitoring equipment, environmental testing for both air and water, chemicals, corn or other feedstock, enzymes, a risk management plan, laboratory equipment specified by DESIGN/BUILDER, and all start-up supplies, including, but not limited to hoses, equipment labels, and other items specified by DESIGN/BUILDER,

2)	Roads – OWNER shall provide or have provided, an access road of sufficient quality to withstand semi-truck traffic of 50,000+ annual loads with weight of 80,000 lbs each.

3)	Air Quality Permit – A permit for construction shall be obtained from the proper authorities prior to the issuance of the Notice to Proceed. OWNER shall obtain an Operating Permit in timely manner to allow startup of the Plant as scheduled by DESIGN/BUILDER.

4)	Storm Water Runoff Permit – OWNER shall obtain the permanent industrial storm water runoff permit. OWNER shall obtain the construction storm water runoff permit.

Exhibit L-i

5)	Natural Gas Supply and Service Agreement – Continuous supply of natural gas of at least 3,740,000,000 cubic feet per year, at a rate of 440 MMBtu per hour and at a minimum pressure of 60 psig at a location specified by DESIGN/BUILDER . OWNER shall provide supply meter and regulators to provide burner tip pressures as specified by DESIGN/BUILDER. OWNER will be responsible for the design, procurement, fabrication and installation of any and all equipment necessary to deliver the gas to all locations specified by DESIGN/BUILDER.

6)	Electrical Service – Continuous supply of 12,000 kVA, 12,400-volt electrical energy or more to a point immediately adjacent to the site. OWNER shall supply a high voltage switch and, if required, a substation. OWNER shall supply metering as specified by the power company. This electrical capacity will be sufficient to support the operations of the Plant as specified by DESIGN/BUILDER. OWNER will be responsible to design, provide, and install electricity connections to all locations specified by DESIGN/BUILDER by contracting with DESIGN/BUILDER as a Change Order for design and installation of the permanent power loop for the plant. (including the high-voltage permanent power loop, transformers and pads).

7)	Water Supply and Service Agreement – For process (contact and non-contact) and sanitary purposes, OWNER shall design, procure, fabricate and install all equipment for the supply of fresh water, and supply such water to all locations specified by DESIGN/BUILDER. The water augmentation plan and all associated fees, forms, permits and incidental requirements is the responsibility of OWNER. OWNER shall make such water supply available at the Site, and shall provide DESIGN/BUILDER with a water sample from such supply, at least two (2) months prior to the commencement of Construction.

8)	Wastewater Discharge Permit – For discharges of cooling tower blowdown, water softening, and RO system blowdown under normal operating procedures. Process wastewater discharges during emergency failure of wastewater treatment plant to treat all process wastewater.

9)	Railroad – OWNER shall design, procure, fabricate and install any railroad track siding to the Site, at grades specified by DESIGN/BUILDER, including all necessary earth work to properly locate the track, preparation of the railroad track bed, and track, ties and ballast to railroad company specifications and all required permits.

10)	Water treatment – OWNER shall pay DESIGN/BUILDER as a Change Order, cost plus 15% in addition to the base Contract price to design, procure, fabricate and install all water treatment equipment on-site as deemed necessary by DESIGN/BUILDER. This might include reverse osmosis, softening equipment, iron removal, sulfate removal, or other items specified by DESIGN/BUILDER.

11)	Road Paving – Prior to Substantial Completion, OWNER will be responsible for paving of all roads on an installation schedule that is mutually agreeable to DESIGN/BUILDER.

12)	TTB Application/Misc. Permits – OWNER will be responsible for completing, submitting and obtaining Alcohol and Tobacco Trade and Tax Bureau Permits permitting to produce fuel grade alcohol, tank farm permits, discharge permits required by hydro testing the Plant, and an SPCC Plan.

13)	Office Equipment – With the exception of the DCS control systems, OWNER will be responsible for office furnishings, computers and software to run the day-to-day operations of the Plant.

Exhibit L-ii

14)	Construction Power – OWNER will provide and pay for all electricity needed during the Construction, including the permanent power loop required by DESIGN/BUILDER, by contracting with DESIGN/BUILDER as a Change Order for the installation of the same and which will be billed to OWNER at cost plus 15%, and not part of, the Contract Price.

15)	Fire water system – OWNER shall contract with DESIGN/BUILDER as a Change Order at cost plus 15%, the design, procurement, fabrication and installation of the fire water system including, without limitation: fire water pump station, fire water loop with hydrants, deluge systems, fire alarm panels, smoke and heat detection in any building or MCC room, as required by Laws and Regulations and the insurance company(ies) which provide insurance pursuant to the Contract Documents.

16)	At least sixty days prior to Substantial Completion, OWNER shall complete construction of an administration building at the Site with all utilities connected and operating to such building.

17)	Prior to start-up of the Plant, OWNER shall furnish to DESIGN/BUILDER the following:

a)	Fully executed copies of all permits required to operate the Plant;

b)	Fully executed Certificate of Substantial Completion; and

c)	Preliminary Punchlist pursuant to paragraph 13.05 of the General Conditions.

In the event OWNER desires that DESIGN/BUILDER perform all or any part of the foregoing obligations of OWNER, and DESIGN/BUILDER agrees to perform such obligations, the Contract Price shall be increased by the amount determined pursuant to paragraph 10.02 of the General Conditions unless otherwise agreed by the parties.

Table 1: Required Soil Bearing Pressure (psf) :

Grain Storage Silos	8,000
Cook Water Tank	3,500
Methanator Feed Tank	3,500
Liquefaction Tank #1	3,500
Liquefaction Tank #2	3,500
Boiler	2,000
Fermentation Tank #1	5,000
Fermentation Tank #2	5,000
Fermentation Tank #3	5,000
Fermentation Tank #4	5,000
Fermentation Tank #5	5,000
Fermentation Tank #6	5,000
Fermentation Tank #7	5,000
Beerwell	5,000
Whole Stillage Tank	3,500
Evaporators	3,500
Thin Stillage Tank	3,500
Distillation Tanks	3,000
Syrup Tank	3,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	3,000
Denatured Ethanol Tank #1	4,000
Denatured Ethanol Tank #2	4,000
All Other Areas	3,000

Exhibit L-iii

Exhibit M

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

Equipment Warranty:

The warranty for Plant production rates, product quality, efficiencies and emissions standards is covered in Exhibit M. This Exhibit M specifically defines DESIGN/BUILDER’s operating warranty for Plant equipment inside the battery limit.

DESIGN/BUILDER reserves the right at its own discretion, to void any and all warranty if the operation of the Plant and/or its subsystems, exceeds nameplate capacity by five percent (5%) or more.

DESIGN/BUILDER is OWNER’s first point of contact for any claim of warranty by OWNER against DESIGN/BUILDER concerning Plant equipment, during the warranty period.

The cost of labor performed by vendors other than DESIGN/BUILDER to settle a warranty claim situation, without written permission from DESIGN/BUILDER, will not be covered under any warranty expressed or implied by DESIGN/BUILDER.

What is furnished under the warranty:

The warranty will furnish replacement consumables and parts covered under the warranty. Labor will only be furnished by DESIGN/BUILDER to repair items warranted for workmanship and originally built by DESIGN/BUILDER.

What is covered by the warranty:

Workmanship and materials on all plant equipment including pumps, instruments, controls, DCS, switchgear, wiring, conveyors, gearboxes, auger flighting, valves 2” size and above, valve actuators, tanks, vessels, air compressors, boilers, cooling towers, motors, couplers, belts, sheaves, chains, sprockets, heat exchangers, agitators, centrifuges, fans, blowers, Hvac units, and other related equipment.

Warranty will cover failures of seals for lack of coolant flush during the seven (7) day performance test described in Exhibit G.

Warranty will cover failure of seals and couplers caused by misalignment during the seven (7) day performance test described in Exhibit G.

Warranty will cover failure of pump seals caused by product misapplication.

Warranty will cover labor and parts to repair all leakage from pipes, exchangers and valves during the seven (7) day performance test described in Exhibit G.

What is not covered by the warranty:

Warranty does not cover damage to process equipment of any kind from improper maintenance, improper operation, operator negligence or abuse.

Exhibit M-i

Warranty does not cover catastrophic failures of the critical path equipment by chain reaction, from improper operation, abuse or neglect of other equipment or procedures in the process equipment critical path and/or acts of God, whether upstream or downstream.

Warranty does not cover damage caused by customer modification of equipment included in the warranty list during the warranty period, without the written consent of DESIGN/BUILDER.

Warranty does not cover pipe gaskets, sight glasses, valves under 2” in size, door knobs, walk in doors and closers, pipe and border painting, man-way gaskets, countertops and window glasses after the seven (7) day performance test described in Exhibit G.

Warranty does not cover pump seals, pump motors and bearings that fail for lack of coolant flush after the seven (7) day performance test described in Exhibit G.

Warranty does not cover pump seals or couplers after the seven (7) day performance test described in Exhibit G that fail from misalignment.

Warranty will not cover failure of any size valve when failure is determined to be a result of owner welding on or near the valve.

Warranty will not cover failure of any equipment due to improper grounding of welding equipment as a result of OWNER’s welding operations after Substantial Completion.

Warranty will not cover any equipment damaged by lightning strikes, power surges, power outages or poor quality power from the electricity supplier.

Warranty will not cover leaking plate and frame exchangers after the seven (7) day performance test described in Exhibit G.

Procedure for warranty claim:

DESIGN/BUILDER does not expect OWNER to remain out of service with equipment that has failed during the warranty period while trying to settle the warranty claim. DESIGN/BUILDER warrants and represents that whether covered by warranty or not, the plant must and shall operate, and DESIGN/BUILDER shall be responsible for insuring the continued operation of the plant during the warranty period while trying to settle a warranty claim made in good faith by OWNER.

Consumable items such as motors, gearboxes, seals, switchgear and similar equipment should be replaced and the damaged unit returned to DESIGN/BUILDER or made available for inspection by DESIGN/BUILDER. DESIGN/BUILDER reserves the right to return the item to the manufacturer for evaluation before settling a warranty issue.

Failure to return or produce for inspection the damaged parts or equipment will void any warranty expressed or implied.

1.	The first step by OWNER to satisfy a warranty question is to call DESIGN/BUILDER’s project manager (or the delegated alternate) and notify that person of the claim. Provide the following information:

A.	Item nomenclature

B.	Equipment or part number

C.	Description of failure

Exhibit M-ii

D.	Corrective action taken

E.	Location and disposition of failed item

2.	Fill out the electronic form provided by DESIGN/BUILDER and send the form by mail or email to the Project manager or his designate.

3.	Project manager or delegate will respond within one (1) working day to acknowledge the claim and documentation, by phone and follow up with email.

4.	Determination of settlement will be made in forty-five (45) days or less by DESIGN/BUILDER. If conflict arises from the determination between OWNER and DESIGN/BUILDER, such conflict will be resolved under the dispute resolution procedure set forth in Article 15 of the General Conditions.

Warranty Period:

The warranty period is the twenty-four (24) month period commencing on the final date of the successful completion of the seven day performance test (after Substantial Completion) and ending on the date that is 24 months immediately thereafter. In order for OWNER to make a warranty claim the deficiency must be discovered, and OWNER must notify DESIGN/BUILDER in writing of such deficiency within this warranty period.

Exhibit M-iii

Exhibit N

to

Agreement Between Owner and Design/Builder

On the Basis of a Stipulated Price

STAINLESS STEEL PRICE ADJUSTMENT

The Contract Price set forth in Article 3 of the Agreement has been agreed to between the parties assuming that the cost of stainless steel for the Project will be equivalent to the current base price plus applicable surcharge for stainless steel. However, due to the rapid fluctuation of the price of stainless steel, the parties agree that the Contract Price shall be subject to a one (1) time adjustment at the end of the Project to reflect the increase or decrease in the cost of the stainless steel actually incorporated into the Project as follows:

(A)	The parties acknowledge that at the time that the Project was let for bid in November, 2006, the base price of grade 304/304L stainless steel was $0.86 per pound, and the surcharge for grade 304/304L stainless steel was $1.23 per pound (the surcharge is published at www.northamericanstainless.com). The parties further acknowledge that 34 major plant components of the Project will utilize approximately 75% of the total stainless steel for the Project. These 34 plant components are listed by tag number and weight on the spreadsheet attached to this Exhibit as Appendix 1 (collectively, “Plant Components”). Only the Plant Components set forth on Appendix 1, at the specified weight designated thereon, shall be used to determine the stainless steel price adjustment to the Contract Price. The approximate total weight of the stainless steel for the Plant Components is 3,754,034 pounds. Accordingly, based upon the base price and surcharge set forth above, multiplied by the weight of the Plant Components, the projected cost of the stainless steel for the Plant Components is $7,845,931.06 (“Projected Cost”).

(B)	From time to time following the execution of this Agreement, DESIGN/BUILDER will procure stainless steel from various vendors for the Plant Components. DESIGN/BUILDER will require each such vendor to set forth the base price and surcharge for the stainless steel supplied to DESIGN/BUILDER for the Plant Components on each applicable invoice submitted to DESIGN/BUILDER for payment. The parties acknowledge and agree that all base prices and surcharges shall be invoiced to and deemed to have been incurred by DESIGN/BUILDER in the amounts thereof existing as of the date of the manufacturer’s delivery of such stainless steel to the vendor for purposes of incorporation into the Plant Components.

(C)	Within 30 days from Substantial Completion of the Project or within a reasonable time thereafter, DESIGN/BUILDER will reconcile all invoices paid by DESIGN/BUILDER (or, if unpaid, received by DESIGN/BUILDER) for stainless steel actually incorporated into the Plant Components for the Project. DESIGN/BUILDER shall add all such invoices for the Plant Components to determine the actual cost (both base prices and surcharges) incurred by DESIGN/BUILDER for stainless steel incorporated into the Plant Components based upon the approximate weights as set forth on Appendix 1 (“Actual Cost”). DESIGN/BUILDER will prepare a spreadsheet report in the form of Appendix 1 to OWNER setting forth the reconciliation of all applicable invoices, together with calculation showing the differences between the Projected Cost and the Actual Cost. The report shall be subject to audit at DESIGN/BUILDER’S facility upon written request by OWNER, at OWNER’s cost.

(D)	If the amount of the Actual Cost is in excess of the Projected Cost, DESIGN/BUILDER shall invoice OWNER for the amount of the excess, which invoice shall be payable by OWNER net twenty (20) days of receipt. If the Actual Cost is less than the Projected Cost, DESIGN/BUILDER shall issue a credit memorandum to OWNER for the amount of the difference to be offset against any future payment owing from OWNER to DESIGN/BUILDER (or if all amounts have been paid by OWNER) pursuant to the Agreement, DESIGN/BUILDER shall refund the difference within ten (10) days of the issuance of the credit memorandum.

Exhibit N-i

Appendix 1

to

Exhibit N

Liberty, G-345. 110 MMGPY							Contract	Contract	Actual	Actual	Variance	Variance
		Good	Tag	Qty Each	Weight Each	100 MMGPY SS #	Base + Surcharge	Total Base Price	Base + Surcharge	Total Base Price	Base + Surcharge	Total Base Price
1	Tanks & Vessels	Beerwell Tank	TF-3501	1	258,670	258,670	2.09	540,620		—
2	Tanks & Vessels	Fermenter #1	TF-3110	1	195,000	195,000	2.09	407,550		—
3	Tanks & Vessels	Fermenter #2	TF-3120	1	195,000	195,000	2.09	407,550		—
4	Tanks & Vessels	Fermenter #3	TF-3130	1	195,000	195,000	2.09	407,550		—
5	Tanks & Vessels	Fermenter #4	TF-3140	1	195,000	195,000	2.09	407,550		—
6	Tanks & Vessels	Fermenter #5	TF-3210	1	195,000	195,000	2.09	407,550		—
7	Tanks & Vessels	Fermenter #6	TF-3220	1	195,000	195,000	2.09	407,550		—
8	Tanks & Vessels	Fermenter #7	TF-3230	1	195,000	195,000	2.09	407,550		—
9	Tanks & Vessels	Cook Water Tank	TF-2101	1	80,200	80,200	2.09	167,618		—
10	Tanks & Vessels	Thin Stillage Tank	TF-6801	1	80,200	80,200	2.09	167,618		—
11	Tanks & Vessels	Methanator Feed Tank	TF-2112	1	80,200	80,200	2.09	167,618		—
12	Pipe & Fittings	Kenny Pipe				376,295	2.09	786,456		—
13	Thermal Oxidizer					9,970	2.09	20,837		—
14	Stack					95,547	2.09	199,693		—
15	Dryer Drum					237,041	2.09	495,416		—
16	Drop Box					38,506	2.09	80,478		—
17	Cyclones					66,573	2.09	139,138		—
18	Tanks & Vessels	Evap #1	ET-4101	1	72,125	72,125	2.09	150,740		—
19	Tanks & Vessels	Evap #2	ET-4102	1	72,125	72,125	2.09	150,740		—

Exhibit N Appendix 1-i

20	Tanks & Vessels	Evap #3	ET-4103	1	72,125	72,125	2.09	150,740	—
21	Tanks & Vessels	Evap #4	ET-4104	1	72,125	72,125	2.09	150,740	—
22	Tanks & Vessels	Evap #5	ET-4201	1	70,125	70,125	2.09	146,560	—
23	Tanks & Vessels	Evap #6	ET-4202	1	70,125	70,125	2.09	146,560	—
24	Tanks & Vessels	Evap #7	ET-4203	1	70,125	70,125	2.09	146,560	—
25	Tanks & Vessels	Evap #8	ET-4204	1	70,125	70,125	2.09	146,560	—
26	Tanks & Vessels	Beer Column	TP-4401	1	64,585	64,585	2.09	134,983	—
27	Tanks & Vessels	Rectifier Column	TP-4501	1	50,745	50,745	2.09	106,057	—
28	Tanks & Vessels	Syrup Tank	TF-6810	1	49,840	49,840	2.09	104,166	—
29	Tanks & Vessels	Whole Stillage Tank	TF-6101	1	49,840	49,840	2.09	104,166	—
30	Tanks & Vessels	Liquefaction Tank #1	TF-2401	1	37,025	37,025	2.09	77,382	—
31	Tanks & Vessels	Liquefaction Tank #2	TF-2402	1	37,025	37,025	2.09	77,382	—
32	Heat Exchangers	Three Mason Shell & Tube,	ET-4501+	1	77,401	77,401	2.09	161,768	—
33	Heat Exchangers	All Tranter Plate & Frame, + ET-9701	ET-9701+	1	63,325	63,325	2.09	132,349	—
34	Agitators	All Agitators	AT-2203+	1	67,050	67,050	2.09	140,135	—

	Total					3,754,034		7,845,931.06	—	7845931.06

Exhibit N Appendix 1-ii